Exhibit 2.1

Execution Copy

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

among

NEWAGE, INC.,

and

ARIEL MERGER SUB, LLC,

and

ARIEL MERGER SUB 2, LLC

and

ARIIX, LLC,

and

THE INDIVIDUALS LISTED ON THE SIGNATURE PAGES HERETO,

and

FREDERICK W. COOPER, as Sellers Agent

Dated as of September 30, 2020

TABLE OF CONTENTS

Article 1 MERGER		2
1.1	The First Merger	2
1.2	First Statement of Merger	2
1.3	Effects of the First Merger	2
1.4	Certificate of Organization and Operating Agreement	2
1.5	Directors and Officers of the First Surviving Entity	2
1.1	The Second Merger	2
1.2	Second Statement of Merger	3
1.3	Effects of the Second Merger	3
1.4	Certificate of Organization and Operating Agreement	3
1.5	Directors and Officers of the Second Surviving Entity	3
1.6	Effect on Equity Interests	3
1.7	Payment of Cash Consideration	4
1.8	Payment to Certain Persons	4
1.9	Lost Certificates	4
1.10	No Further Ownership Rights or Transfers	4

Article 2 MERGER CONSIDERATION AND CLOSING		4
2.1	Merger Consideration	4
2.2	Calculation of Merger Consideration	4
2.3	Closing	5
2.4	Payment of the Merger Consideration	5
2.5	Merger Consideration Adjustment	6

Article 3 REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY		8
3.1	Organization and Good Standing	8
3.2	Capitalization	8
3.3	Authority and Authorization; Conflicts; Consents	9
3.4	Financial Statements and Undisclosed Liabilities	10
3.5	Taxes	11
3.6	Litigation and Orders	12
3.7	Compliance with Law	13
3.8	Contracts	13
3.9	Assets	15
3.10	Certain Accounts	15
3.11	Real Property	15
3.12	Environmental Matters	17
3.13	Intellectual Property	18
3.14	IT Systems; Data Protection and Privacy	19
3.15	Insurance	19
3.16	Absence of Certain Events	20
3.17	Employee Benefits	20
3.18	Employees and Labor Relations	22
3.19	Certain Business Relationships	24
3.20	Anti-Corruption, Trade Controls and Anti-Money Laundering	24
3.21	Customers and Suppliers	25
3.22	Products; Product Warranties and Liabilities	25
3.23	Brokers	26
3.24	Investment Representations	26
3.25	Representations and Warranties for Company Subsidiaries	27

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Article 4 REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB, AND MERGER SUB 2		27
4.1	Organization and Good Standing	27
4.2	Authority and Authorization; Conflicts; Consents	28
4.3	Litigation and Orders	28
4.4	Securities	28
4.5	Issuance of Shares	29
4.6	SEC Filings and Nasdaq Listing	29
4.7	Brokers	30
4.8	Absence of Certain Events	30

Article 5 CERTAIN COVENANTS		30
5.1	Certain Actions to Close Transactions	30
5.2	Pre-Closing Conduct of Business	32
5.3	Access to Information	33
5.4	Further Assurances	34
5.5	Confidentiality and Publicity	34
5.6	Employee Matters	35
5.7	Certain Tax Matters	36
5.8	No Shop	37
5.9	Sellers Agent	37
5.10	Employees	38
5.11	Indebtedness	38
5.12	Certain Restrictive Covenants and Related Provisions	38

Article 6 CLOSING DELIVERIES AND TERMINATION		42
6.1	Closing Deliveries by Sellers and the Company	42
6.2	Closing Deliveries by Parent	43
6.3	Termination of Agreement	43
6.4	Effect of Termination	44

Article 7 CONDITIONS TO OBLIGATIONS TO CLOSE		44
7.1	Conditions to Obligations of Each Party to Close	44
7.2	Conditions to Obligation of Parent to Close	45
7.3	Conditions to Obligation of Sellers to Close	46

Article 8 INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES		46
8.1	Indemnification of Parent	46
8.2	Indemnification of Sellers	47
8.3	Matters Regarding Claims	47
8.4	Certain Survival Periods	49
8.5	Notice of Claims and Procedures	49
8.6	Exclusive Remedy	51
8.7	Indemnification Adjusts Merger Consideration for Tax Purposes	51

Article 9 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		52
9.1	Notices	52
9.2	Expenses	52
9.3	Interpretation; Construction	53
9.4	No Third-Party Beneficiaries	54
9.5	Governing Law	54
9.6	Jurisdiction, Venue and Waiver of Jury Trial	54
9.7	Entire Agreement; Amendment; Waiver	54
9.8	Assignment; Binding Effect	55
9.9	Severability; Blue-Pencil	55
9.10	Counterparts	55

ARTICLE 10 CERTAIN DEFINITIONS		55

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GLOSSARY OF DEFINED TERMS

Definition	Location of Defined Terms

Agreement	Preamble
Arbitrator	Section 2.5(c)
Assets	Section 3.9
Business	Introduction
Cap	Section 8.3(h)
Claiming Party	Section 8.5(a)
Closing	Section 2.3
Closing Date	Section 2.3
Company	Preamble
Company Insurance Policies	Section 3.15
Competitive Business	Section 5.12(a)
Consent	Section 3.3(b)
Disclosure Schedule	Article 3
DOJ	Section 5.1(b)
Employment Agreements	Section 5.10
Final Closing Working Capital	Section 2.5(a)
First Effective Time	Section 2.3
First Merger	Introduction
First Statement of Merger	Section 1.2
First Surviving Entity	Section 1.1
FTC	Section 5.1(b)
General Indemnity Survival Date	Section 8.4(a)
Government Official	Section 3.20(a)
Governmental Entity	Section 3.20(a)
Healthcare Reform Laws	Section 3.17(j)
Indemnifying Party	Section 8.5(a)
Independent Distributors	Section 3.21
Initial Claim Notice	Section 8.5(a)
IP Shift	Section 5.7(e)
Leased Real Property	Section 3.11(a)
Leasehold Improvements	Section 3.11(a)
Lock-Up Letter	Introduction
Major Contract	Section 3.8(a)
Major Suppliers	Section 3.21
Members	Introduction
Membership Interests	Introduction
Merger Consideration	Section 2.1
Merger Sub	Preamble
Merger Sub 2	Preamble
Nasdaq	Section 4.6(b)
Nondisclosure Agreement	Section 5.5(a)
Notice of Disagreement	Section 2.5(b)
OFAC	Section 3.20(d)
Outside Date	Section 6.3(b)

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Definition	Location of Defined Terms
Owned Real Property	Section 3.11(a)
Parent	Preamble
Parent Financial Statements	Section 4.6(c)
Parent SEC Documents	Section 4.6(a)
Parent Threshold	Section 8.3(h)
Payable Loss	Section 8.6(a)
Payment Schedule	Section 2.2
Products	Section 3.22(a)
Proxy Statement	Section 5.13
Real Property	Section 3.11(a)
Real Property Lease	Section 3.11(a)
Related Persons	Section 3.19
Releasees	Section 5.12(b)
Releasing Persons	Section 5.12(b)
Relevant Person	Section 3.20(b)
SEC	Section 4.6(a)
Second Effective time	Section 1.7
Second Merger	Introduction
Second Statement of Merger	Section 1.7
Second Surviving Entity	Section 1.6
Seller(s)	Preamble
Sellers Agent	Preamble
Sellers Threshold	Section 8.3(h)
Shareholder Meeting	Section 5.13
Statement	Section 2.5(a)
Third Party Claim	Section 8.5(a)
URULLCA	Introduction
Voting Sellers	Section 5.9(b)
Working Capital Deficit	Section 2.5(e)
Working Capital Surplus	Section 2.5(e)

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of September 30, 2020, by and among NewAge, Inc., a Washington corporation f/k/a New Age Beverages Corporation (“Parent”), Ariel Merger Sub, LLC, a Utah limited liability company (“Merger Sub”), Ariel Merger Sub II, LLC (“Merger Sub 2”), Ariix, LLC, a Utah limited liability company (the “Company”), certain voting members and managers of the Company who are listed on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), and Frederick W. Cooper, in his capacity as Sellers Agent hereunder (“Sellers Agent”).

INTRODUCTION

A. Parent owns all of the outstanding equity interests of Merger Sub and Merger Sub 2.

B. The Company’s membership interests (“Membership Interests”) are owned by members (the “Members”). The Sellers constitute the sole voting members and managers of the Company.

C. On the date hereof, the Sellers have executed and delivered that certain Lock-up Letter (the “Lock-up Letter”) in the form of Exhibit I.

D. Parent, Merger Sub, and Merger Sub 2 desire to cause Merger Sub to merge with and into the Company and the Company and the Sellers desire to cause the Company to merge with Merger Sub, in exchange for the Merger Consideration, which will be paid by Parent in a combination of cash, equity interests in Parent, and indebtedness.

E. The Company generally engages in the marketing and selling of beauty, nutritional, and lifestyle products (such business, the “Business”).

F. The Company, Parent, Merger Sub, and Merger Sub 2 intend to effect a merger of Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the Utah Revised Uniform Limited Liability Company Act (the “URULLCA”), where upon consummation of the First Merger, Merger Sub will cease to exist, and the Company will become a Subsidiary of Parent. Following the First Merger, subject to certain conditions, the Company, as the surviving company of the First Merger, will merge with and into Merger Sub 2 (the “Second Merger”) in accordance with this Agreement and the URULLCA, whereupon consummation of the Second Merger, Merger Sub 2 will be the surviving company and the Company will cease to exist. The First Merger and the Second Merger are together referred to in this Agreement as the “Mergers.”

G. The Parties intend that the Mergers (i.e., the First Merger and Second Merger taken together) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

H. The Parties, other than Merger Sub 2, entered into the Agreement and Plan of Merger, dated as of July 20, 2020 (the “Original Agreement”).

I. The Parties desire to amend and restate the Original Agreement in its entirely on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party hereby agrees as follows:

Article 1

MERGER

1.1 The First Merger. At the First Effective Time and in accordance with, and subject to, the terms of this Agreement, the First Statement of Merger and the URULLCA, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will thereupon cease. Following the First Effective Time, the Company will be the surviving entity in the First Merger (the “First Surviving Entity”) and will continue to be governed by the URULLCA.

1.2 First Statement of Merger. The First Merger becomes effective upon the filing by the Company of a certificate of merger (the “First Statement of Merger”) with the Secretary of State of the State of Utah in such form as is required by, and executed in accordance with, the URULLCA and the terms of this Agreement. On the Closing Date, the Company shall execute the First Statement of Merger, and the Company shall file the First Statement of Merger with the Secretary of State of the State of Utah pursuant to this Section 1.2.

1.3 Effects of the First Merger. The First Merger has the effects set forth in the URULLCA. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the First Surviving Entity, and all debts, obligations and other Liabilities of the Company and Merger Sub will become the debts, obligations and other Liabilities of the First Surviving Entity.

1.4 Certificate of Incorporation and Bylaws . The Certificate of Organization and Operating Agreement of Merger Sub, as in effect immediately before the First Effective Time, will be the Certificate of Organization and Operating Agreement, respectively, of the First Surviving Entity, until thereafter amended as provided therein or by Applicable Law.

1.5 Managers and Officers of the First Surviving Entity. The managers of Merger Sub immediately before the Effective Time will be the managers of the First Surviving Entity at the First Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately before the First Effective Time will be the officers of the First Surviving Entity at the First Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6 The Second Merger. As soon as reasonably practical following the First Effective Time, Parent, Merger Sub 2, and the Company shall consummate the Second Merger. At the Second Effective Time and in accordance with, and subject to, the terms of this Agreement, the Second Statement of Merger and the URULLCA, the Company, as First Surviving Entity will be merged with and into Merger Sub 2 and the separate corporate existence of the Company will thereupon cease. Following the Effective Time, Merger Sub 2 will be the surviving entity in the Second Merger (the “Second Surviving Entity”) and will continue to be governed by the URULLCA.

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1.7 Second Statement of Merger. The Second Merger becomes effective (the “Second Effective Time”) upon the filing by Parent of a certificate of merger (the “Second Statement of Merger”) with the Secretary of State of the State of Utah in such form as is required by, and executed in accordance with, the URULLCA and the terms of this Agreement. On or prior to the Second Effective Time, the Company and Merger Sub 2 shall execute the Second Statement of Merger, and the Company and Merger Sub 2 shall file the Second Statement of Merger with the Secretary of State of the State of Utah pursuant to this Section 1.7.

1.8 Effects of the Second Merger. The Second Merger has the effects set forth in the URULLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub 2 will be vested in the Second Surviving Entity, and all debts, obligations and other Liabilities of the Company and Merger Sub 2 will become the debts, obligations and other Liabilities of the Second Surviving Entity.

1.9 Certificate of Incorporation and Bylaws . The Certificate of Organization and Operating Agreement of the Company, as in effect immediately before the Second Effective Time, will be the Certificate of Organization and Operating Agreement, respectively, of the Second Surviving Entity, until thereafter amended as provided therein or by Applicable Law.

1.10 Managers and Officers of the Second Surviving Entity. The managers of Merger Sub 2 immediately before the Second Effective Time will be the managers of the Second Surviving Entity at the Second Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately before the First Effective Time will be the officers of the Second Surviving Entity at the Second Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.11 Effect on Equity Interests. At the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, the following will occur:

(a) Each membership interest of Merger Sub issued and outstanding immediately before the First Effective Time will be converted into one membership interest of the First Surviving Entity, which will be the only membership interest of the First Surviving Entity issued and outstanding immediately after the First Effective Time.

(b) Each Membership Interest owned directly or indirectly by the Company, Parent, Merger Sub, or Merger Sub 2, if any, will cease to exist and cease to be outstanding and will be canceled and no consideration will be paid or delivered in exchange therefor.

(c) Membership Interests issued and outstanding immediately before the First Effective Time (other than any Membership Interest described in Section 1.11(b), which Membership Interest is subject to the terms of such Section) will cease to exist and cease to be outstanding and will be canceled, and each holder thereof will thereafter be entitled to receive with respect to each of such holder’s share of the Merger Consideration, upon and subject to the terms herein.

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1.12 Payment of Cash Consideration. Payment of the Cash Consideration (as defined below) will be made by wire transfer of immediately available funds or certified or cashier’s check, as properly stated in Payment Schedule (as defined below).

1.13 Payment to Certain Persons. If payment or delivery of payment is to be made to a Person other than the Person in whose name a certificate representing Membership Interests surrendered pursuant hereto is registered, it will be a condition of such payment or delivery that the certificate so surrendered will be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment or delivery either pay any transfer or other Taxes required by reason of such payment or delivery or establish to the reasonable satisfaction of the First Surviving Entity that such Tax has been paid or is not applicable.

1.14 Lost Certificates. In the case of any lost, stolen or destroyed certificate representing Membership Interests, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described herein, to deliver to the First Surviving Entity a written affidavit and indemnity agreement in form and substance acceptable to the First Surviving Entity as indemnity against any claim that may be made against Parent or the First Surviving Entity with respect to such certificate alleged to have been lost, stolen or destroyed.

1.15 No Further Ownership Rights or Transfers. The Merger Consideration, when paid in accordance with this Article 1 and Article 2, will be deemed to have been paid in full satisfaction of all rights regarding the Membership Interests. At and after the First Effective Time, the transfer books of the First Surviving Entity will be closed with respect to the Membership Interests of the Company, and there will be no further registration of transfers of the Membership Interests of the Company thereafter on the records of the First Surviving Entity. Until surrendered as contemplated by Section 1.13, each certificate representing Membership Interests will be deemed, at and after the Effective Time, to represent only the right to receive upon such surrender the consideration contemplated by Section 1.11(c), subject to the terms herein.

Article 2

MERGER CONSIDERATION AND CLOSING

2.1 Merger Consideration. Upon and subject to the terms herein, at Closing, Parent shall pay to Sellers the Merger Consideration, as such amount is adjusted under this Agreement. “Merger Consideration” means:

(a) the Cash Consideration; and

(b) the Stock Consideration.

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2.2 Calculation of Merger Consideration. On or before the fifth Business Day before the Closing Date, Sellers and the Company shall deliver to Parent a schedule (the “Payment Schedule”) setting forth (A) each Member’s share of the Cash Consideration, (B) each Seller’s share of the Closing Stock Consideration, and (C) each Seller’s share of each of the First Anniversary Stock Consideration Payment, in each case taking into account the Cash Consideration paid by the Parent to each Member for such Member’s respective Membership Interests in the Company as described on the Payment Schedule. Sellers and the Company shall consider in good faith, and consult with Parent regarding, any comments on the Payment Schedule that are submitted by Parent on or before the second Business Day prior to the Closing Date. For the avoidance of doubt, Parent and its Affiliates have no liability for any allocation of the Merger Consideration (including the cash, equity and debt components) among the Members as set forth in the Payment Schedule and each Seller confirms that the Payment Schedule reflects the agreed upon distribution of the Merger Consideration and consideration to be paid by Parent among the Members regardless of any inconsistencies with the Company’s Organizational Documents.

2.3 Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article 7, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Faegre Drinker Biddle & Reath LLP, at 1144 15th Street, Suite 3400, Denver, Colorado, at 2:00 p.m. (local time) on a date (the “Closing Date”) to be mutually agreed upon by Sellers and Parent, which date will be no later than the third Business Day after all of the conditions set forth in Article 7 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at Closing). Documents may be delivered at the Closing by electronic delivery, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing will be deemed to have been taken, delivered, and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered, and executed. The Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date (the “First Effective Time”).

2.4 Payment of the Merger Consideration.

(a) At Closing, Parent shall:

(i) issue and deliver to certain Members, in the applicable Seller’s name, in book entry form, the Closing Stock Consideration, as determined in accordance with the Payment Schedule, free and clear of all Encumbrances (other than those arising under securities Laws and under the Lock-Up Letter); and

(ii) pay or cause to be paid the Closing Cash Consideration to the Members by wire transfer of immediately available funds in the amounts and to the accounts set forth on the Payment Schedule.

(b) On the six month anniversary of the Closing, Parent shall, at Parent’s option, (i) pay or cause to be paid the Six-Month Anniversary Cash Consideration to the Members by wire transfer of immediately available funds in the amounts and to the accounts set forth on the Payment Schedule or (ii) issue and deliver to certain Members, the number of shares of Common Stock equal to the quotient of (x) the Six-Month Anniversary Cash Consideration divided by (y) the 5-Day VWAP, as determined in accordance with the Payment Schedule, free and clear of all Encumbrances (other than those arising under securities Laws and under the Lock-Up Letter).

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(c) On the date that is 30 days after Shareholder Approval, Parent shall issue and deliver to Frederick W. Cooper, the Thirty-Day Stock Consideration, free and clear of all Encumbrances (other than those arising under securities Laws and under the Lock-Up Letter)

(d) On the first anniversary of the Closing if Shareholder Approval has been obtained, Parent shall issue and deliver to certain Members, the First Anniversary Stock Consideration Payment, as determined in accordance with the Payment Schedule and Exhibit 2.4(b), free and clear of all Encumbrances (other than those arising under securities Laws and under the Lock-Up Letter).

(e) On the 14 month anniversary of the Closing if Shareholder Approval has been obtained, Parent shall issue and deliver to certain Members, 2,883,854 shares of Common Stock, as determined in accordance with the Payment Schedule, free and clear of all Encumbrances (other than those arising under securities Laws and under the Lock-Up Letter).

2.5 Merger Consideration Adjustment.

(a) Preparation of the Statement. Within 30 days after the Closing Date, Parent will prepare and deliver to Sellers Agent a statement (the “Statement”) setting forth, in reasonable detail, Parent’s determination of Closing Working Capital. Sellers Agent shall assist Parent and their representatives in all reasonable respects in preparing the Statement. The final determination of Closing Working Capital pursuant to this Section 2.5 is “Final Closing Working Capital.”

(b) Sellers’ Response to the Statement. The Closing Working Capital in the Statement becomes final and binding upon the Parties (and become Final Closing Working Capital) 30 days after Parent gives the Statement to Sellers Agent, unless Sellers Agent gives written notice, in reasonable detail, of its disagreement (a “Notice of Disagreement”) to Parent before the end of such 30-day period. Sellers Agent may give a Notice of Disagreement only if (1) assuming all of Sellers Agent’s assertions therein were sustained, the Merger Consideration would be higher than if Sellers Agent had not given such Notice of Disagreement to Parent and (2) such Notice of Disagreement states Sellers Agent’s determination of Closing Working Capital. The only disagreements that may be stated in a Notice of Disagreement are those that relate to any claimed inconsistencies between the principles used in preparing the Statement and the principles required under this Agreement or errors in mathematical computation. If Sellers Agent gives a valid Notice of Disagreement before the end of such 30-day period stated above, then Final Closing Working Capital (as finally determined in accordance with clause (A) or (B) below) will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.5(c).

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(c) Resolving Matters. During the 30-day period after a valid Notice of Disagreement is given, Sellers Agent and Parent shall attempt to resolve in writing any differences that they have regarding any item in such Notice of Disagreement. If, at the end of such 30-day period, Sellers Agent and Parent have not reached agreement on all such items, then any Party may require that the items that remain in dispute be promptly submitted to an arbitrator (the “Arbitrator”) for review and resolution. The Arbitrator will be a public accounting firm agreed upon by the Parties in writing; provided that the Arbitrator will not be an accounting firm used by either Sellers or Parent (or any Affiliate of any of them) within the preceding three years for audit or valuation purposes. If the Parties cannot agree upon an Arbitrator within five Business Days after first attempting to do so, then the Arbitrator will be selected by lot from a list of four potential Arbitrators remaining after Sellers nominate three, Parent nominates three, and Sellers and Parent each eliminate one potential Arbitrator from the other’s nominations. The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator. The Arbitrator will determine Final Closing Working Capital solely based on submissions made by Sellers and Parent consistent with the terms hereof (and not by independent review). The Arbitrator shall not assign a value to any item that is greater than the greater value for such item claimed by either Sellers or Parent or less than the lesser value for such item claimed by either Sellers or Parent.

(d) Allocation of Fees and Expenses. Each Party shall pay its own fees and expenses regarding such arbitration and half of the fees and expenses of the Arbitrator.

(e) Reconciliation Payment. Within five Business Days after Final Closing Working Capital becomes final and binding on the Parties (or, for any payment or disbursement to any Seller who at such time has not yet complied with Section 2.5, within five Business Days after such compliance), the following will occur (with the payments in this Section being made by wire transfer of immediately available funds):

(i) if the Final Closing Working Capital is less than the Target Closing Working Capital (such deficit, a “Working Capital Deficit”)

(1) the Parent shall decrease the Six-Month Anniversary Cash Consideration by an amount equal to the Working Capital Deficit; and

(2) to the extent the Six-Month Anniversary Cash Consideration is not adequate to satisfy the Working Capital Deficit, Parent shall also decrease the number of shares of Common Stock comprising the First Anniversary Stock Consideration Payment by an amount equal to the remaining Working Capital Deficit as calculated using the Per Share Value of the First Anniversary Stock Consideration Payment set forth in Exhibit 2.4(b); and

(ii) if the Final Closing Working Capital is more than the Target Closing Working Capital (such surplus, a “Working Capital Surplus”), the Parent shall increase the number of shares of Common Stock comprising the First Anniversary Stock Consideration Payment by an amount equal to Working Capital Surplus as calculated using the Per Share Value of the First Anniversary Stock Consideration Payment set forth in Exhibit 2.4(b).

2.6 Withholding. To the extent required by Applicable Law, notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid.

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Article 3

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Except as disclosed in the corresponding Section of the disclosure schedule delivered by Sellers and the Company concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), Sellers and the Company hereby jointly and severally represent and warrant to Parent, Merger Sub and Merger Sub 2, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization and Good Standing. The Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized. The Company is duly qualified and in good standing to do business as a foreign corporation or limited liability company (as applicable) in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to be materially adverse to the Company. The Company has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted. Other than the Company’s direct ownership of the Company Subsidiaries, the Company does not hold any equity interest, directly or indirectly, of any other Person. Sellers and the Company have made available to Parent a true, correct, and complete copy of the Organizational Documents of the Company and each Company Subsidiary and there are no breaches of such Organizational Documents.

3.2 Capitalization.

(a) Section 3.2(a) of the Disclosure Schedule sets forth (i) each of the Company’s and Company Subsidiaries’ authorized equity interests, (ii) each of the Company’s and Company Subsidiaries’ issued equity interests, (iii) each of the Company’s and Company Subsidiaries’ outstanding equity interests, (iv) the Sellers’ respective ownership percentages and shareholdings of (including ledgers showing) all the issued and outstanding equity interests of the Company, and (v) the record owners and the number of shares of each class or series of equity interests in each of the Company Subsidiaries that are issued and outstanding, together with the registered holders thereof. All the issued and outstanding equity interests of the Company and all the outstanding shares of each class or series of equity interests or membership interests of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription, or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Company or any Company Subsidiary to issue, sell, purchase, return or redeem any shares, units, membership interests, partnership interests, or other equity interests of its equity interests or to grant any options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription, or other rights, or agreements, arrangements or commitments. There are no shares, units, membership interests, partnership interests, or other equity interests of equity interests of the Company or any Company Subsidiary reserved for issuance. There are no capital appreciation rights, restricted stock or equity, performance-based stock or other equity, dividend equivalent, profit participation, phantom stock or equity plans, securities with participation rights or features or similar obligations and commitments of the Company or any Company Subsidiary. The Company directly owns all the outstanding equity interests of each of the Company Subsidiaries, free and clear of all Encumbrances, other than any Encumbrances arising as a result of this Agreement or restrictions on transfer imposed by Applicable Laws. Other than the Company’s ownership of the equity interests of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries owns, holds or controls, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person. There are no declared or accrued unpaid dividends or distributions with respect to any shares, units, membership interests, partnership interests, or other equity interests of equity interests of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is under any obligation to register under the Securities Act of 1933, as amended, any of its presently outstanding shares, units, membership interests, partnership interests, or other equity interests of equity interests or other securities or any stock or other securities that may be subsequently issued.

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(b) There are no agreements, voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer, or distribution rights of the Membership Interests or of the equity interests in any Company Subsidiary. From December 31, 2019 to the date hereof, the Company has not declared, set aside, made, or paid any distribution in respect of the Membership Interests.

3.3 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. The Company has all requisite corporate power to execute and deliver this Agreement and each Ancillary Document to which the Company is a party and the execution, delivery and performance of this Agreement and each Ancillary Document of such the Company has been duly authorized and approved by all necessary corporate action and each such authorization and approval remains in full force and effect. Each Seller has full power, capacity, and authority to enter into and perform his or her obligations under this Agreement and each Ancillary Document of such Seller. Assuming due authorization, execution and delivery by Parent of this Agreement and each Ancillary Document of Parent, this Agreement is, and each Ancillary Document of the Company, and each Seller at Closing will be, the legal, valid and binding obligation of the Company and each Seller, enforceable against the Company, and each Seller in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

(b) Conflicts; Consents. Subject to the receipt of the Consents and the making of filings and submissions referenced in the next sentence, neither the execution nor delivery by the Company or Seller of this Agreement or of any Ancillary Document nor consummation by the Company or Seller of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (i) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of any Seller, the Company; (ii) violate any Applicable Law; (iii) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than the Company to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to the Company or result in the creation of any Encumbrance, other than a Permitted Encumbrance, of the Company under, any Contract; or (iv) result in the creation or imposition of any Encumbrance on the Membership Interests. No consent or approval by, notification to or filing with any Person is required under any Contract and no consent or approval by, notification to or filing with any Governmental Authority is required, in each case, in connection with each Seller’s and the Company’s execution, delivery or performance of this Agreement or any Ancillary Document of that Seller or the Company or that Seller’s or the Company’s consummation of the transactions contemplated herein or therein, except as required by Antitrust Laws. “Consent” means any consent, approval, notice or filing listed in Section 3.3(b) of the Disclosure Schedule.

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3.4 Financial Statements and Undisclosed Liabilities.

(a) Financial Statements Defined. Section 3.4(a) of the Disclosure Schedule contains a true, correct and complete copy of the (1) combined balance sheets of, statements of operations, comprehensive income (loss) and retained earnings and statements of cash flows of the Company and the Company Subsidiaries for the fiscal year ended on the Annual Balance Sheet Date prepared in accordance with GAAP; (2) combined balance sheets of, statements of operations, comprehensive income (loss) and retained earnings and statements of cash flows the Company and the Company Subsidiaries, for the fiscal year ended on December 31, 2018 prepared in accordance with GAAP; and (3) notes to the foregoing.

(b) Financial Statements. The Financial Statements were prepared in accordance with GAAP consistently applied and were prepared in accordance with, and are consistent with, the financial records of the Company and fairly present, in all material respects the financial condition of the Company at their respective dates and the results of operations of the Company for the respective periods covered thereby and the cash flows and changes in members’ equity of the Company for the periods covered thereby, except in each case as otherwise disclosed in any note to the Financial Statements.

(c) Undisclosed Liabilities. The Company does not have any Liabilities, except for Liabilities (i) disclosed in, provided for, adequately reflected in, specifically reserved against or otherwise described in an Annual Balance Sheet (including in any note thereto) or (ii) that have arisen in the Ordinary Course of Business of the Company since the Annual Balance Sheet Date.

(d) Internal Controls. The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of Financial Statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Accounts Receivable. The accounts receivable of the Company reflected in the Financial Statements or in the accounting records of the Company since the Annual Balance Sheet Date (i) have arisen in the Ordinary Course of Business, and (ii) represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business.

(f) Inventory. All inventory reflected on the Annual Balance Sheet (i) is valued in accordance with GAAP at the lower of cost (on a weighted cost average basis) or market and (ii) consists of a quality and quantity usable in the Ordinary Course of Business consistent with past practice, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided). All inventory that has arisen since the date of the Annual Balance Sheet consists of a quality and quantity usable in the ordinary course of business consistent with past practice. Except as set forth on Section 3.4(f) of the Disclosure Schedule, (x) all such inventory is owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances), (y) no inventory is held on a consignment basis and (z) since the Annual Balance Sheet Date, the Company has not repurchased inventory from its customers. The quantities of inventory are at levels consistent with past practices of the Company. All inventory is located at, or is in transit to or from, the locations set forth in Section 3.4(f) of the Disclosure Schedule.

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3.5 Taxes.

(a) All Tax Returns that were required to be filed by, on behalf of or with respect to the Company were timely filed on or before the applicable due date (taking into account any extension of such due date) and are correct and complete in all material respects. As of the Closing Date, all Taxes (whether or not reflected on such Tax Returns) owed by or with respect to the Company or for which the Company could be liable with respect to any Pre-Closing Tax Period were duly paid when due, or, in the case of Taxes not yet due, will be duly paid in full.

(b) No claim has been made in writing, or to the Company’s Knowledge otherwise, by any Governmental Authority in a jurisdiction (whether within or without the United States) where the Company has not filed a particular type of Tax Return or paid a particular type of Tax that the Company is or may be subject to Taxation by such jurisdiction.

(c) All material Taxes that the Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, shareholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Authority or other Person.

(d) No Tax audit, examination, investigation, or other Tax Proceeding is pending or being conducted or is, to the Company’s Knowledge, threatened against or otherwise with respect to the Company. No Governmental Authority has ever conducted a state or local income, franchise, gross receipt, sales and use, or property Tax audit of, against, or with respect to the Company.

(e) The Company has not filed for or has in effect any waiver of any statute of limitations regarding any Tax or has agreed to any waiver or extension of, or entered into any written agreement or other document having the effect of waiving or extending, the period of assessment or collection of any Tax deficiency, and no written power of attorney with respect to Taxes of the Company has been filed with or entered into with any taxing authority.

(f) The Company (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign law), in either case that would be binding upon the Company after the Closing, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).

(g) The Company has not been required and is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any election made or amount received by the Company on or prior to the Closing Date. The Company has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(c).

(h) There is no Encumbrance for any Tax upon any asset of the Company, except any Encumbrance for any current Tax not yet due.

(i) The Company is not or has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(j) Ariix International, Inc. is, and at all times since June 2016 has been, treated as an IC-DISC within the meaning of Section 992(a) of the Code.

(k) The Company has not made any distribution of stock of any “controlled corporation” as such term is defined in Section 355(a)(1) of the Code or has any liability for any Tax as a result of any such distribution (whether or not made by the Company), and the transactions contemplated hereby will not result in any such Tax.

(l) The transactions contemplated hereby will not adversely impact the qualification of the Company for any exemption from Tax currently available under any Applicable Law.

(m) The Company does not have nexus and has not taken any action that could result in the Company having taxable presence for any Tax purpose in any taxing jurisdiction (whether within or without the United States) other than as set forth on Section 3.5(m) of the Disclosure Schedule. The Company does not have, nor has ever had, a “permanent establishment” within the meaning of an applicable income Tax treaty or otherwise has or has ever had a taxable presence in any country other than the country in which the Company is formed and organized. No taxing jurisdiction (whether within or without the United States) in which the Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that the Company is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction.

(n) The Company is not a party to an instrument treated by the issuer as debt for federal income tax purposes that should be treated as equity pursuant to Section 385 of the Code or the Treasury Regulations promulgated thereunder.

(o) The Company does not derive and has not derived any revenue from any countries that require or may require participation in, or cooperation with, an international boycott, including Iraq, Kuwait, Lebanon, Libya, Qatar, Saudi Arabia, Syria, the United Arab Emirates, or Yemen.

(p) The Company has properly withheld and paid Taxes and filed Forms 8804 and 8805 for the Company’s effectively connected taxable income allocable to non-U.S. Members with its applicable Tax Returns.

(q) The Company operates its foreign sales office on an arm’s length OECD transaction net margin method (TNMM) amount. All “check-the-box” elections for each foreign sales office were valid upon formations of each related entity.

(r) The Company has properly withheld and report on all payments to non-U.S. Persons subject to withholding Taxes under Applicable Laws in the United States.

3.6 Litigation and Orders. There is no Proceeding pending or, to the Company’s Knowledge, threatened against any Seller, the Company, or any property, asset or right of the Company in each case that, if decided adversely to such Seller or the Company, would be materially adverse to the Company, or would materially and adversely affect the ability of Sellers or the Company to consummate the transactions contemplated herein. The Company is not subject to any material restriction or limitation on any of its operations under any Order.

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3.7 Compliance with Law. The Company is, and since January 1, 2017 has been, in compliance with all Applicable Laws (including those relating to maintaining Permits required of the Company to conduct its business), except where such non-compliance would not be likely to result in a Material Adverse Effect. No written notice has been received by the Company from January 1, 2017 to the date of this Agreement from any Governmental Authority alleging that the Company is not or was not in compliance with any Applicable Law.

3.8 Contracts.

(a) Section 3.8(a) of the Disclosure Schedule lists each Contract of a nature described below, in effect as of the date of this Agreement, to which the Company or any Company Subsidiary is a party (each a “Major Contract”):

(i) each agreement with any officer, individual employee or independent contractor on a full-time, part-time, consulting or other basis, including each agreement with respect to employment, deferred compensation, severance, separation, change in control, retention or similar arrangements for the provision of services to the Company or any Company Subsidiary, but excluding agreements that are or on the Closing Date will be terminable at will by the Company or any Company Subsidiary without any Liability to the Company or any Company Subsidiary, except Liability with respect to services rendered before the termination thereof;

(ii) each collective bargaining agreement or other Contract with any labor union or employee bargaining representative;

(iii) each Contract purporting to limit the freedom of the Business or the Company or any Company Subsidiary to engage in any line of business or operate in any jurisdiction, including any agreement that contains any exclusivity, non-competition, non-solicitation, or no-hire provisions;

(iv) each contract of the Company or any Company Subsidiary involving aggregate payments by or to the Company or a relevant Company Subsidiary of more than $1,000,000 in fiscal year 2019 or reasonably expected to involve more than $1,000,000 in fiscal year 2020 or any fiscal year thereafter.

(v) each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any (1) license for Intellectual Property embedded in any equipment or fixture, (2) non-exclusive implied license of Intellectual Property or (3) non-exclusive license for the use of any commercially available off-the-shelf Software with annual payments less than $50,000 per year);

(vi) each Contract pursuant to which (1) any third Person creates, develops, or customizes for or on behalf of the Company or any Company Subsidiary any Intellectual Property that is material to the business of the Company or any Company Subsidiary or (2) the Company or any Company Subsidiary creates, develops, or customizes any Intellectual Property for any third Person;

(vii) each Contract under which the Company or any Company Subsidiary is obligated to repay or has guaranteed any outstanding Indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person, other than the Company or any Company Subsidiary;

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(viii) each Contract involving any Indebtedness or the imposition of any Encumbrance on any asset of the Company or any Company Subsidiary;

(ix) each Contract with a Seller or Affiliate or family member of a Seller or;

(x) each partnership, joint venture, shareholders, or other similar Contract;

(xi) each Contract providing for the acquisition or disposition of any business or Person or of any interest in, or material assets properties or rights of, any business enterprise that contains ongoing obligations of the Company or any Company Subsidiary;

(xii) each Contract under which the Company or any Company Subsidiary has advanced or loaned money to any other Person, other than any the Company or any Company Subsidiary;

(xiii) each Contract under which any Seller, the Company, or any Company Subsidiary has a right or obligation to purchase, acquire, sell, or dispose of any Owned Real Property or any part thereof or interest therein;

(xiv) each Real Property Lease;

(xv) each Contract (A) granting any Person the exclusive rights to license, market, distribute, sell or deliver the Company or any Company Subsidiary product or service, (B) requiring the Company or any Company Subsidiary to exclusively sell, lease or distribute products or services of any Person, (C) requiring the Company or any Company Subsidiary to exclusively source materials, products or services, (D) that contains “most favored nation” provisions, or (E) that contains minimum purchase or minimum sale obligations equal to or in excess of $1,000,000 per year;

(xvi) each Contract that relates to a settlement of any Proceeding under which the Company or any Company Subsidiary has any continuing Liability in excess of $1,000,000;

(xvii) each Contract between and among the Company and any of the Company Subsidiaries;

(xviii) each Contract with a Governmental Entity; and

(xix) each Contract with an Independent Distributor or Major Supplier.

(b) Sellers have made available to Parent a true, correct, and complete copy of each Major Contract (or, in the case of any oral Major Contract, an accurate summary of the material terms thereof). With respect to each Major Contract (and with the following assuming that each Consent is obtained, which, for any Consent that is a filing or notice, means the making of such filing or notice), (i) such Major Contract is in full force and effect and is enforceable in accordance with its terms against the Company that is a party thereto and, to the Company’s Knowledge, against each other party thereto, except in each case to the extent enforceability may be limited by any Enforcement Limitation, (ii) the Company is not and, to the Company’s Knowledge, no other party thereto is in material breach under such Major Contract and (iii) no party to such Major Contract has terminated, modified, accelerated, or canceled such Major Contract or any material right or Liability thereunder or communicated in writing such party’s desire or intent to do so.

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3.9 Assets. The Company has good title to, or a valid leasehold interest in or valid license for, each asset (real and personal, tangible and intangible, including all Intellectual Property) reflected on the Interim Balance Sheet or acquired by it after the Annual Balance Sheet Date (collectively, the “Assets”), free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Annual Balance Sheet Date. Any Permitted Encumbrances on the Assets, individually or in the aggregate, do not materially interfere with the current use of any such Asset by the Business or materially detract from the value of any such Asset. All material tangible personal property owned or leased by the Company is in such working condition and state of repair sufficient to permit the use of such personal property as used in its business as currently conducted (ordinary maintenance, wear and tear excepted). The material assets owned or leased by the Company comprise all of the material assets of the Company that are used in the conduct of its Business, and are sufficient to conduct the Business, in all material respects.

3.10 Certain Accounts. Section 3.10 of the Disclosure Schedule lists each bank account, cash account, brokerage account and other similar account in which the Company or any Company Subsidiary has any interest.

3.11 Real Property.

(a) Section 3.11(a) of the Disclosure Schedule lists (i) the address, assessor’s parcel number(s) (or equivalent identifier(s) in the applicable jurisdiction) and the record owner of each parcel of real property owned by the Company or any Company Subsidiary (each, including all buildings, structures, improvements and fixtures located thereon and all easements, licenses, rights and other appurtenances relating thereto, being “Owned Real Property”); and (ii) the address, landlord and the tenant of each real property leased, possessed, used or otherwise occupied by the Company or any Company Subsidiary (or that the Company or any Company Subsidiary has a right to lease or occupy) pursuant to a lease, sublease, license or other agreement for use and/or occupancy (each such lease, sublease, license or other agreement for use and/or occupancy together with any amendments thereto and any guarantees thereof, being a “Real Property Lease”; any real property leased, possessed, used or occupied under a Real Property Lease (or that the Company or any Company Subsidiary has a right to lease or occupy) being “Leased Real Property”) and any building, structure or other fixture or improvement owned by the Company or any Company Subsidiary that is located at the Leased Real Property being “Leasehold Improvements”). The Owned Real Property, the Leased Real Property and the Leasehold Improvements are, collectively, the “Real Property.”

(b) All of the land, buildings, structures, and other improvements used by or held for use by the Company in the conduct of the Business are included in the Real Property. The use, occupancy and/or operation of the Real Property by the Company in the conduct of the Business do not violate, in any material respect, any Applicable Law, Permit or Encumbrance. The Real Property is in good operating condition (ordinary wear and tear excepted), and none of the Real Property has suffered any material damage by fire or other casualty which has not been restored or repaired to substantially the same condition as existed prior to such fire or other casualty. To Company’s Knowledge, there is no material defect in any structural component of any improvement on any Real Property or any of its electrical, plumbing, HVAC, life safety or other building systems.

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(c) Except for the Real Property Leases, there is no lease, sublease, license, or other agreement for use and/or occupancy in effect with respect to, or otherwise affecting, any Real Property. There is no pending Proceeding or, to Company’s Knowledge, threatened condemnation or eminent domain Proceeding affecting any Real Property or any sale or other disposition of any Real Property in lieu of condemnation.

(d) The Company has a legal, valid, and enforceable leasehold interest under each Real Property Lease, subject to any Enforcement Limitation. No Real Property Lease imposes any restriction that prevents or materially interferes with the operation of the Business conducted at such Leased Real Property. Neither the Company is in default or otherwise in breach under any Real Property Lease and, to the Company’s Knowledge, no other party is in default or otherwise in breach thereof. Seller has provided to Parent a true, correct and complete copy of each Real Property Lease (including without limitation all amendments and supplements thereto and all estoppel certificates, subordination and non-disturbance agreements and similar instruments that would preclude assertion of any claim under any Real Property Lease, affect any right or obligation under any Real Property Lease or otherwise be binding upon any successor to the Company’s position under any Real Property Lease). Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties.

(e) The Company has good, valid, and marketable fee simple title to all Owned Real Property, and good and valid title to all Leasehold Improvements, in each case free and clear of all Encumbrances, except Permitted Encumbrances. The Company does not hold, nor is obligated under, any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell, or dispose of any Real Property or interest therein. There is no development agreement or other Contract that limits the ability of the Company to protest any Real Property Tax, establishes any minimum real estate Tax or requires any continued business operations by the Company with respect to any Real Property.

(f) The Company’s use and occupancy of the Real Property is in compliance with all Applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and the Americans with Disabilities Act, and conform to all such Applicable Laws on a current basis without reliance on any variance or other special limitation or conditional or special use permit. No portion of the Real Property relies on any facility (other than a facility of a public utility or community water and sewer company) not located on the Real Property to fulfill any zoning, building code or other requirement under any Applicable Law.

(g) Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to cancel, terminate, or modify, any of the Real Property Leases.

(h) Sellers have made available to Parent a true, correct, and complete copy of all ALTA land title surveys and all title insurance commitments and policies issued to the Company that are in Sellers’ possession or control that cover any Real Property.

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3.12 Environmental Matters.

(a) Sellers have made available to Parent a true, correct and complete copy of all reports, Permits, authorizations, disclosures and other documents relating to the status of any of the Real Property or otherwise relating to the Business of the Company with respect to any Environmental Law (including any Phase I or Phase II environmental site assessments related to any of the Real Property), in any case that are in Sellers’ possession or control.

(b) The Company has obtained all Permits that are required under any Environmental Law. All of such Permits that are currently held by the Company are listed in Section 3.12(b) of the Disclosure Schedule. The Company is, and has always been, in compliance with all Environmental Laws and the terms and conditions of all Permits issued pursuant to any Environmental Law. No incident, condition, change, effect, or circumstance with respect to the Company has occurred or exists that could reasonably be expected to prevent or interfere with such compliance by the Company in the future, including any failure to make a timely application or submission for renewal of any such Permit.

(c) There is no Environmental Claim pending or, to the Company’s Knowledge, threatened as of the date of this Agreement against the Company or against any Person whose Liability for such Environmental Claim the Company has retained or assumed by Contract or under any Applicable Law. No incident, condition, change, effect, or circumstance has occurred or exists that could reasonably be expected to form the basis of an Environmental Claim against the Company or against any Person whose Liability for such Environmental Claim the Company has or retained or assumed by Contract or under any Applicable Law. The Company is a party to any settlement agreement or outstanding order, decree, or judgment under any Environmental Law.

(d) Section 3.12(d) of the Disclosure Schedule sets forth: (i) all underground storage tanks, and the capacity and contents of such tanks, currently or formerly located on any of the Real Property; and (ii) all wells and other borings (regardless of whether such wells or borings are in use) located on any of the Real Property.

(e) There is not present in, on or under any of the Real Property any Hazardous Substance in such form or quantity as to create any Liability for the Company under any Environmental Law. The Company has installed, Released, stored, used, generated, treated, disposed of or arranged for the disposal of, handled, marketed, distributed, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility contaminated by any Hazardous Substance, in a manner so as to create any Liability under any Environmental Law for the Company.

(f) Neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement will require any notification to or consent of any Governmental Authority or the undertaking of any investigations or remedial actions pursuant to Environmental Laws.

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3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule lists all Owned Intellectual Property that is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration. The Owned Intellectual Property set forth in Section 3.13(a) of the Disclosure Schedule is subsisting and is valid and enforceable. All registrations and applications relating to any Owned Intellectual Property required to be set forth in Section 3.13(a) of the Disclosure Schedule have been properly made and filed, and all annuity, maintenance, renewal, and other fees relating to such registrations or applications have been timely paid. The Company is the exclusive owners of the Owned Intellectual Property.

(b) The Company owns or will own on the Closing Date (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use or will have the right to use on the Closing Date without payment of a royalty, license fee or similar fee (other than in the ordinary course of performance pursuant to a Major Contract or a Contract not required to be disclosed in the Disclosure Schedule to avoid a breach under Section 3.8), the Intellectual Property used by the Company in the operation of its business.

(c) The Company taken all actions reasonably necessary to maintain (i) the validity and enforceability of the Owned Intellectual Property under all Applicable Law (including making all necessary filings and paying all amounts due to any Governmental Authority or Person that maintains domain name registrations) and (ii) the secrecy of all confidential Intellectual Property used or practiced in the Business. Each employee and former employee of the Company has executed an agreement under which such Person has effectively assigned to the Company, or has otherwise effectively assigned to the Company, any inventions or works of authorship that such Person creates or has created in the scope of their employment with the Company.

(d) (i) The Company has not received written notice that any registered Owned Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority.

(ii) The Company has not received any written charge, complaint, claim, demand or notice since January 1, 2017, alleging that any use, sale or offer to sell any good or service of the Company infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that the Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person.

(iii) (1) The Company is not infringing upon, misappropriating, or violating the Intellectual Property of any other Person and (2) to the Company’s Knowledge, no other Person is infringing upon, misappropriating, or violating the Intellectual Property of the Company.

(iv) The Company has not delivered any charge, complaint, claim, demand, or notice alleging infringement or misappropriation by any third party of any Owned Intellectual Property.

(v) The Owned Intellectual Property is not subject to any outstanding Order or Contract restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person.

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(e) The Company, in conducting their businesses, does not use or distribute, or has not used or distributed, any Open Source Software in any manner that would require any source code of the Software owned by, or purported to be owned by, the Company to be disclosed, licensed for free, publicly distributed, attributed to any person or dedicated to the public

(f) The Company does not use or license any Intellectual Property owned by or licensed from a Seller, Member, or manager of the Company.

3.14 IT Systems; Data Protection and Privacy.

(a) The IT Systems are in good repair and operating condition and are adequate and suitable for the purposes for which they are used or held for use. Since January 1, 2017, (i) there has been no failure, breakdown, unauthorized access or use, or other adverse event affecting any of the IT Systems and (ii) the IT Systems have not contained and do not contain any Malware, in each case of (i) and (ii), that has caused or would reasonably be expected to cause any material disruption to or interference with the conduct of the Company’s businesses or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personally identifiable information, data or non-public information. The Company (x) has implemented, maintained, and complied with commercially reasonable security, business continuity and backup and disaster recovery plans and procedures with respect to the IT Systems and (y) has taken commercially reasonable steps to test such plans and procedures on no less than an annual basis, and such plans and procedures have been proven effective upon such testing in all material respects.

(b) The Company uses reasonable best efforts to protect and maintain the secrecy and security of personally identifiable information that any of them (or a third Person on behalf of any of them) collects, stores, uses, maintains, or transmits and to prevent unauthorized access to, use of, or disclosure of such personally identifiable information by any other Person. The Company has a privacy policy regarding the collection, use, and disclosure of personally identifiable information from any individuals in connection with the operation of the Business and otherwise in the Company’s possession, custody, or control, or otherwise held or processed on its behalf. The Company has been and is in compliance with their privacy policies (as applicable to any given set of personally identifiable information collected by or on behalf of the Company) and with any and all Applicable Laws, regulatory guidelines, contractual requirements, terms of use, and payment card industry standards pertaining to use of personally identifiable information. No Person (including any Governmental Entity) has commenced any Proceeding against the Company relating to the Company’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of the Company, or threatened in writing any such Proceeding, or made any written complaint, investigation, or inquiry relating to such practices. Upon the Closing, Parent may use personal information collected or obtained by the Company on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

3.15 Insurance. Section 3.15 of the Disclosure Schedule contains a list of each material insurance policy owned or held by the Company as of the date of this Agreement (the “Company Insurance Policies”). The Company Insurance Policies (a) are in full force and effect, and no written notice of cancellation or termination has been received by the Company with respect to any such policy; (b) no insurer has threatened in writing to cancel any such policy; and (c) such policies, taken together, provide insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and are those that are required or prudent to conduct the Business of the Company as it has been conducted and are appropriate for the business risks of the Company; and (iii) insure against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated. As of the date of this Agreement, the Company has not received written notice of cancellation or termination of any Company Insurance Policy. The Company have timely paid all premiums due under each Company Insurance Policy. Section 3.15 of the Disclosure Schedule sets forth all claims pending under any Company Insurance Policy and, to the Company’s Knowledge, the coverage with respect to such claims has not been questioned, denied or disputed by the underwriters of such policy, other than customary reservation of rights provisions.

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3.16 Absence of Certain Events. Since the Annual Balance Sheet Date, (a) the Company has conducted the Business in the Ordinary Course of Business and (b) there has not been a Material Adverse Effect. Since the Annual Balance Sheet Date to the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.2 or require the consent of Parent.

3.17 Employee Benefits.

(a) Section 3.17(a) of the Disclosure Schedule lists all Company Plans. None of the Sellers nor the Company has committed to any current or former employee to amend, modify, or establish any Company Plan.

(b) With respect to each Company Plan, copies of the following documentation, to the extent applicable, have been made available to Parent: (i) the plan document and all amendments thereto, and with respect to any unwritten Company Plan, a written description thereof, and any related trust documents, insurance policies or other funding arrangement; (ii) the most recent summary plan description and any material written communication with participants, including any commitments as to any new Company Plan or modification to any existing Company Plan; (iii) for the most recent plan year for which the deadline for filing such form has expired, the IRS Form 5500 and all applicable attachments; (iv) the most recent financial statements; (v) the most recent IRS determination letter (or opinion letter) or request for such determination letter (or opinion or advisory letter), as applicable; (vi) any material associated administrative and investment or investment advisory agreements; and (vii) any material written communications between the Company and any federal or state agency since January 1, 2017.

(c) Each Company Plan and related trust, if any, is, and has been administered, in compliance in all material respects with its terms and with all applicable requirements of the Code, ERISA or other Applicable Law, and to the Company’s Knowledge, no event has occurred and no condition exists in connection with any Company Plan that would reasonably be expected to result in any Taxes, fine, lien, penalty or other Liability imposed by or under ERISA, the Code or other Applicable Laws. No Company Plan is subject to the provision of any foreign Applicable Law or provides benefits or compensation to any Person who resides or provides services primarily outside of the United States.

(d) With respect to each Company Plan that is intended to be qualified under Section 401 of the Code (i) it is so qualified, (ii) has either a current favorable determination letter from the IRS or it is maintained on a preapproved plan document and is entitled to rely on the opinion or advisory letter issued by the IRS to the preapproved plan sponsor, (iii) nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or the imposition of any Liability, penalty or Tax under ERISA or the Code and (iv) it is maintained for the benefit of a single employer as determined under Section 414 of the Code.

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(e) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to or, within the immediately preceding six-year period has sponsored, maintained or contributed to, or had any obligation to contribute to or has any Liability under or with respect to any plan that is or was (i) subject to Title IV or Section 302 of ERISA, Section 412 of the Code or Section 430 of the Code, (ii) a Multiemployer Plan, (iii) a multiple employer plan (as defined in Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (v) a self-insured welfare benefit plan. Neither the Company nor any ERISA Affiliate thereof has incurred any unsatisfied withdrawal Liability under Title IV of ERISA.

(f) No Company Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by COBRA, and at the sole premium cost of the covered individual. The requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been satisfied in all material respects with respect to each Company Plan that is subject to such requirements.

(g) The Company is not bound by any collective bargaining or similar agreement to maintain or contribute to any Plan.

(h) There is no current or pending Proceeding or, to the Company’s Knowledge, threatened against or with respect to any the Company as of the date of this Agreement regarding any Company Plan or compensation or benefits owed to any of its current or former employees, in each case that was brought by or on behalf of any current or former employee of the Company, by any beneficiary or dependent of any such employee, by any Governmental Authority with jurisdiction over any Company Plan or by any fiduciary or co-fiduciary, in each case other than routine claims for benefits under a Plan. To the Company’s Knowledge, there is no basis for any such Proceeding.

(i) All contributions (including all employer contributions and employee salary reduction contributions), premiums, other payments or accruals for contributions, premiums, other payments or for incurred but not reported liabilities for all periods ending on or before the Closing Date have been paid on a timely basis as required by each Company Plan, ERISA, the Code or any Applicable Laws or accrued consistent with GAAP and past custom and practice with respect to each Company Plan.

(j) The Company and each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all amendments thereto and all regulations and guidance issued thereunder (collectively, the “Healthcare Reform Laws”) to the extent applicable, (ii) has been in compliance with all applicable Healthcare Reform Laws since March 23, 2010 to the extent applicable and (iii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company or any Company Plan to penalties or excise taxes under Sections 4980D, 4980H, or 49801 of the Code or any other provision of the Healthcare Reform Laws.

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(k) Except as expressly provided under this Agreement, neither the entering into this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) entitle any individual service provider of the Company to severance pay or any other payment, accelerate the time of payment or vesting, result in any forgiveness of Indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Company Plan, employment agreement or other arrangement, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive any gross-up, make-whole, or additional payment by reason of any Taxes (including any Taxes under Section 409A or 4999 of the Code) being imposed on such person or any interest or penalty related thereto.

(l) Neither the Company nor any ERISA Affiliate has engaged in any transaction with respect to any Company Plan that would be reasonably likely to subject the Company or Parent to any Tax, fine, Lien or penalty (civil or otherwise) imposed by ERISA, the Code, or other Applicable Law.

3.18 Employees and Labor Relations.

(a) Section 3.18(a) of the Disclosure Schedule lists, for each employee of the Company, such employee’s name, position, base compensation (as of the date hereof), amount and type of all incentive compensation paid or payable for the current and prior calendar year, the amount of accrued but unused vacation time or paid time off, each as of the date hereof, current employment status (including any leave or disability status, full time or part time status, exempt or nonexempt status for wage/hour matters, and temporary or permanent status), employing entity, and, if any such employee is authorized to work pursuant to a non-immigrant visa status sponsored by the Company or Affiliate, the visa category and expiration date of such visa.

(b) As of the date hereof, to the Company’s Knowledge, no officer or employee at the level of manager or higher, no independent contractor or leased employee whose departure would materially disrupt the operations of the Company, and no group of three or more employees in a single department of the Company has, as of the date hereof, disclosed any plans to terminate his, her or their employment or relationship with the Company. To the Company’s Knowledge, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind with any third party that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

(c) With respect to the Company: (i) there is no collective bargaining agreement, or other union or works council agreement, with any labor organization or employee group; (ii) no union, labor organization or employee group has filed any representation petition or made any written demand to the Company for recognition; (iii) to the Company’s Knowledge, since January 1, 2017, no employees of the Company have engaged in any efforts with any union, labor organization, or employee group to organize such employees and no such efforts are threatened; (iv) no labor strike, work stoppage, picketing, slowdown, lockout or other material labor dispute has occurred since January 1, 2017 or, to the Company’s Knowledge, is threatened; and (v) no action that violates the National Labor Relations Act or other Applicable Law in respect of labor matters has been taken in respect of any current or former employees or site of employment.

(d) Since January 1, 2017, the Company has not implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law, and no Liability incurred under the WARN Act or any similar Applicable Law remains unsatisfied.

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(e) The Company is in compliance with all Applicable Laws relating to employment, employment practices and terms and conditions of employment, including minimum wage, wage and hour, meal and rest breaks, employee leave requirements, workers’ compensation, withholding of Taxes, equal opportunity, unlawful discrimination or retaliation, labor relations, occupational safety and health requirements and termination of employment (including plant closings under the WARN Act or any similar Applicable Laws). There is no employment-related Proceeding pending or, to the Company’s Knowledge, threatened regarding any alleged violation or breach by the Company (or any of its managers, officers or directors) of any Applicable Law or Contract; and, to the Company’s Knowledge, no employee or agent of the Company has committed any act or omission giving rise to any material Liability for any violation or breach by the Company (or any of its managers, officers or directors) of any Applicable Law or Contract. Since January 1, 2017, (i) no allegations of sexual harassment or similar misconduct have been made against any Company employee who is in a managerial-level position or above, and (ii) the Company has not entered into any settlement agreement related to allegations of sexual harassment or similar misconduct by any employee at a managerial level or above.

(f) Except as set forth on Section 3.18(f) of the Disclosure Schedule, no Company employee who makes more than $100,000 resides or primarily works outside the United States. Each employee of the Company employed in the United States is authorized to work in the United States. The qualifications for employment of each employee of the Company under Applicable Laws relating to immigration have been reviewed by the Company (or on its behalf) and a properly completed Form I-9 is on file with respect to each current and former employee as required by Applicable Law. The Company has complied in all material respects with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder. The Company has not received any written notice from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States. The Company is not liable, or would not reasonably be expected to be liable, as a joint employer under Applicable Law of any employees of licensees or franchisees.

(g) Except as set forth on Section 3.18(g) of the Disclosure Schedule, the Company has not employed, nor does the Company currently employ or otherwise obtain the services of any “leased employee” (as such term is defined in Section 414(n) of the Code) or any independent contractor. All individuals who are performing, or have performed, services for the Company and who are or were classified by the Company as an “independent contractor” qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, and such individuals are not entitled to any benefits under any Company Plan, unless required by local, non-United States law. The Company has properly classified each of its individual service providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to employees, officers and independent contractors for all purposes. The Company has paid in full to all of its current and former employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, and other compensation due to or on behalf of such Persons.

(h) The Company has not received notice of the intent of any Governmental Authority responsible for the enforcement of Applicable Laws relating to labor or employment to conduct any investigation, audit, or other Proceeding with respect to or relating to the Company’s employees or independent contractors and, to the Company’s Knowledge, no such Proceeding is in progress. The Company has not received a written notice, citation, complaint, or charge asserting any violation of or Liability under the federal Occupational Safety and Health Act of 1970 or any similar Applicable Law concerning employee health and safety.

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(i) There are no workers’ compensation claims pending against any the Company nor, to the Company’s Knowledge, are there any facts that would give rise to such a claim or claims not covered by workers’ compensation insurance.

(j) The Company is not a covered federal contractor or subcontractor under Executive Order 11246, as amended (including, without limitation, Section 503 of the Rehabilitation Act of 1973, and the Vietnam Era Veterans Readjustment Assistance Act of 1974). The Company does not have an affirmative action plan with any state or local agencies.

3.19 Certain Business Relationships. The Company is not a party to any Contract or transaction with any of its Affiliates or any Seller or family member of a Seller, or any Company Subsidiary, except as is otherwise expressly contemplated herein or as set forth on Section 3.19 of the Disclosure Schedule. Further, no employee, officer, manager, partner or Member of the Company, any member of his, her or its immediate family or any of their respective Affiliates (“Related Persons”) (a) owes any material amount to the Company nor does the Company owe any amount to or is committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any material business arrangement or other relationship with the Company (whether written or oral) (other than as an employee, officer, manager, stockholder or Member of the Company), (c) owns any material property or right, tangible or intangible, that is used by the Company, or (d) to the Company’s Knowledge, owns any material direct or indirect interest of any kind in, or controls, or is a manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

3.20 Anti-Corruption, Trade Controls and Anti-Money Laundering

(a) “Governmental Entity” means any transnational, multinational, domestic, or foreign federal, state, provincial, or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority; and “Government Official” means any: (i) officer, employee, or other individual acting for or on behalf of any Governmental Entity or public international organization; or (ii) holder of or candidate for public office, political party, or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.

(b) Since January 1, 2012, the Company and each of its officers, directors, employees, agents, and other individuals or entities acting for or on behalf of the Company (collectively, the “Relevant Persons”) have not directly or indirectly violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery Applicable Law.

(c) Since January 1, 2012, the Relevant Persons have not directly or indirectly taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value – or offer, promise, or authorization thereof – to any individual or entity, including any Government Official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by Applicable Law).

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(d) Since January 1, 2012, the Relevant Persons have not in the course of their actions for, or on behalf of, the Company engaged directly or indirectly in transactions: (i) connected with any of Cuba, Iran, Myanmar, North Korea, Sudan, or Syria; or (ii) connected with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or by Her Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (iii) prohibited by any Applicable Law administered by OFAC, or by any other applicable economic or trade sanctions Applicable Law.

(e) Since January 1, 2012, the Relevant Persons have not directly or indirectly violated or taken any act in furtherance of violating any provision of: (i) any Applicable Law or regulations relating to money laundering; (ii) the USA PATRIOT Act of 2001; or (iii) the Trading with the Enemy Act, as amended.

3.21 Customers and Suppliers. Section 3.21 of the Disclosure Schedule sets forth (x) the top 10 suppliers of the Business, based on expenditures during the 12-month period ended on the Annual Balance Sheet Date (“Major Suppliers”) and (y) the top 50 largest sales representatives, independent distributors, and franchisees of the Business (the “Independent Distributors”) and other third parties performing similar functions for Company for the twelve month period ending December 31, 2019, as measured by the dollar amount of purchases therefrom during such period, including the approximate total sales by the Company to each such Independent Distributor during such period and the approximate dollar amount of the aggregate sales for each Major Supplier during such period. No Independent Distributor nor Major Supplier has canceled or otherwise terminated its relationship with the Business, and no Seller or the Company has received any written notice, or, to the Company’s Knowledge, oral notice, to the effect that any such Independent Distributor or Major Supplier intends to terminate or otherwise materially and adversely change its relationship with the Business. The Company is not involved in any material dispute or controversy with any of its Major Suppliers or Independent Distributors. The Company does not have any Contract with any such Independent Distributor that is not cancelable by the Company on notice of no longer than 30 calendar days without liability, penalty or premium of any nature or kind whatsoever. The Company has not paid or accrued all commissions and other amounts due to each such Independent Distributor.

3.22 Products; Product Warranties and Liabilities.

(a) All products manufactured and sold by the Company (the “Products”) have been designed, manufactured, and sold in compliance in all material respects with all Applicable Laws. Each Product distributed, sold or leased, or serviced by the Company complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board, or other Governmental Entity. To the Company’s Knowledge, the Company has no material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Products.

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(b) To the Company’s Knowledge, there has been no pattern of material defects in the design or manufacturing of any Product made, manufactured, distributed or sold by the Company or its employees or agents. Each Product has been designed, manufactured, packaged, and labeled in compliance in all material respects with all Applicable Laws. To the Company’s Knowledge, the Company has not received notice of any alleged noncompliance with any such code or standard; provided that mere quality control notifications from customers or sales representatives do not constitute notice unless they actually allege noncompliance. Each Product advertised, labeled, or otherwise represented as being rated or approved by, or as conforming to a standard promulgated by a rating organization, complies in all material respects with all conditions of such rating, approval or standard. The Company has not been required to file, nor has it filed, a notification or other report with the United States Consumer Product Safety Commission or the National Highway Traffic Safety Administration or any other Governmental Entity concerning actual or potential hazards with respect to any Product manufactured or sold by it or to make any such filing, notice or announcement or take any other similar action by any other Governmental Entity under any Law.

(c) Except to the extent reflected in the reserves for product warranties or product liabilities shown on the Annual Balance Sheet, to the Company’s Knowledge, (i) all Products manufactured, sold, leased, or delivered by, and all services provided by, the Company (or, to the Knowledge of the Company, any Person acting on behalf of the Company) have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability for replacement or repair thereof or other damages in connection therewith and (ii) the Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by, or any service provided by, the Company (or, to the Company’s Knowledge, any Person acting on behalf of the Company).

3.23 Brokers. The Company does not have any Liability to any broker, finder, or similar intermediary in connection with the transactions contemplated by this Agreement that would cause Parent or the Company to become liable for payment of any fee or expense with respect thereto.

3.24 Investment Representation.

(a) Each Member is acquiring the Stock Consideration for his, her, or its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Stock Consideration in a manner that would violate the registration requirements of the Securities Act. The Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Each Member is able to bear the economic risk of holding the Stock Consideration an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of his, her or its investment.

(b) Each Member is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Each Member is a sophisticated investor and has such knowledge and experience in financial and business matters that such member is capable of evaluating the merits and risks of the investment in the Stock Consideration.

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(c) Each Member has had the opportunity to consult his, her or its own independent legal, tax, accounting and other advisors with respect to each member’s rights, benefits, and obligations under this Agreement and the Tax and other economic consequences to such member of the receipt or ownership of the Stock Consideration, including the Tax consequences under federal, state, local, and other income Tax Laws of the United States or any other country and the possible effects of changes in such Tax Laws. No Seller is relying on Parent or any of its Affiliates or any Parent’s employees, agents, representatives, or advisors with respect to the legal, Tax, economic and related considerations of an investment in the Stock Consideration.

(d) An investment in the Stock Consideration involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Stock Consideration or the future profitability or success of Parent, the Company, and the Company Subsidiaries.

(e) Prior to Closing, each Member will have had an opportunity to review the Parent SEC Documents.

3.25 Representations and Warranties for Company Subsidiaries.

(a) All of the representations and warranties made by Sellers and the Company in this Article 3 are also deemed to have been made with respect to the Company Subsidiaries except as otherwise required by the context of such representations and warranties.

(b) Each of the Company Subsidiaries that is established under the laws of the People’s Republic of China is registered in a Free-Trade Zone and complies with all Applicable Laws except where such non-compliance is not likely to result in a Material Adverse Effect.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB, AND MERGER SUB 2

The Parent, Merger Sub, and Merger Sub 2 hereby represent and warrant to Sellers, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization and Good Standing. Parent (a) is a duly organized and validly existing corporation in good standing under the laws of the state of Washington and (b) has full corporate power and authority to own and lease its properties and assets and conduct its business. Parent is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Parent’s ability to consummate the transactions contemplated in this Agreement. Merger Sub and Merger Sub 2 each (a) is a duly organized and validly existing limited liability company in good standing under the laws of the state of Utah and (b) has full corporate power and authority to own and lease its properties and assets and conduct its business. Merger Sub is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Merger Sub’s ability to consummate the transactions contemplated in this Agreement.

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4.2 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document by Parent, Merger Sub, and Merger Sub 2 has been duly authorized and approved by all necessary corporate action or limited liability company action, respectively, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Sellers of this Agreement and each Ancillary Document, this Agreement is, and each Ancillary Document of Parent, Merger Sub, or Merger Sub 2 at Closing will be, the legal, valid, and binding obligation of Parent, Merger Sub, or Merger Sub 2, as applicable, enforceable against Parent, Merger Sub, or Merger Sub 2 in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

(b) Conflicts; Consents. Subject to the receipt of the Consents and the making of filings and submissions referenced in the next sentence, neither the execution nor delivery by Parent, Merger Sub, or Merger Sub 2 of this Agreement or of any Ancillary Document nor consummation by Parent of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (i) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Parent, Merger Sub, or Merger Sub 2; (ii) violate any Applicable Law; or (iii) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Parent, Merger Sub, or Merger Sub 2 to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to Parent, Merger Sub, or Merger Sub 2 under any Contract to which a Parent, Merger Sub, or Merger Sub 2 is a party, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above will not materially and adversely affect Parent, Merger Sub, or Merger Sub 2’s ability to consummate the transactions contemplated in this Agreement. No consent or approval by, notification to or filing with any Person is required in connection with Parent, Merger Sub, or Merger Sub 2’s execution, delivery or performance of this Agreement or any Ancillary Document of Parent, Merger Sub, or Merger Sub 2, as applicable, or the consummation by Parent of the transactions contemplated herein or therein, except (1) as required by Antitrust Laws, or (2) for any consent, approval, notice or filing, the absence of which will not materially and adversely affect the Parent, Merger Sub, or Merger Sub 2’s ability to consummate the transactions contemplated by this Agreement.

4.3 Litigation and Orders. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub, or Merger Sub 2 as of the date of this Agreement that, if decided adversely to a Parent, Merger Sub, or Merger Sub 2, will materially and adversely affect Parent, Merger Sub, or Merger Sub 2’s ability to consummate the transactions contemplated in this Agreement. As of the date of this Agreement, Parent is not subject to an Order that will materially and adversely affect Parent, Merger Sub, or Merger Sub 2’s ability to consummate the transactions contemplated in this Agreement.

4.4 Securities. Parent, Merger Sub, and Merger Sub 2 are entering into the transactions under this Agreement for investment, solely for Parent, Merger Sub, and Merger Sub 2’s own accounts and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. Parent, Merger Sub, and Merger Sub 2 are each an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions under this Agreement. Parent, Merger Sub, and Merger Sub 2 have had access to sufficient information regarding the Company and its business and condition to make an informed decision to enter into the transactions contemplated by this Agreement.

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4.5 Issuance of Shares. The Stock Consideration to be issued hereunder will be duly authorized, fully paid and nonassessable, and free and clear of all Encumbrances (other than those arising under securities Laws and pursuant to the Lock-Up Letter), and will not be issued in violation of any preemptive right, purchase option, call option, right of first refusal or similar options or rights or in violation of the Securities Act and any applicable state securities laws. Parent has, and on the Closing Date will have, a sufficient number of shares of Common Stock authorized for issuing the Stock Consideration. As of August 6, 2020, Parent had 200,000,000 shares of common stock authorized and 97,720,103 shares issued and outstanding. Parent will reserve shares for the payment of the First Anniversary Stock Consideration Payments, and when issued, such shares will be authorized, fully paid and nonassessable and free and clear of all Encumbrances.

4.6 SEC Filings and Nasdaq Listing.

(a) Since January 1, 2019, Parent has filed with the Securities and Exchange Commission (the “SEC”) all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits and all other information incorporated by reference) required to be filed by it with the SEC (the “Parent SEC Documents”), and all amendments thereto. All required statements, reports, schedules, forms, and other documents required to have been filed by Parent with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as it may be amended from time to time and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”). Parent is in material compliance with the listing standards of Nasdaq. To Parent’s Knowledge, there are no inquiries or investigations by Nasdaq pending or threatened, in each case regarding the Parent’s compliance with Nasdaq listing standards that may reasonably result in suspension of trading or delisting of the Common Stock from Nasdaq.

(c) Except to the extent updated, amended, restated or corrected by a subsequent Parent SEC Document filed on or prior to the date hereof, all of Parent’s financial statements included in the Parent SEC Documents, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Parent Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis through the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to be material, individually or in the aggregate). The consolidated balance sheets (including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Parent SEC Document) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof, and the consolidated statements of operations, shareholders’ equity and cash flows (in each case, including the related notes) included in such Parent SEC Documents (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated statements of operations, shareholders’ equity and cash flows of Buyer and its consolidated subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which could not reasonably be expected to be material, individually or in the aggregate.

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4.7 Brokers. None of Parent, Merger Sub and Merger Sub 2 has any Liability to any broker, finder, or similar intermediary in connection with the transactions contemplated herein that would cause the Company or any Seller to become liable for payment of any fee or expense with respect thereto.

4.8 Interim Operations of Merger Sub and Merger Sub 2.

(a) Merger Sub has not engaged in any business activities other than as contemplated by this Agreement and will not have, as of the First Effective Time, any Indebtedness.

(b) All of the issued and outstanding equity of Merger Sub is validly issued, and is owned, beneficially and of record, by Parent free and clear of all Encumbrances.

(c) Merger Sub 2 has not engaged in any business activities other than as contemplated by this Agreement and will not have, as of the Second Effective Time, any Indebtedness.

(d) All of the issued and outstanding equity of Merger Sub 2 is validly issued, and is owned, beneficially and of record, by Parent free and clear of all Encumbrances.

4.9 Absence of Certain Events. Since the Annual Balance Sheet Date, except as set forth in Parent SEC Documents, (a) Parent has conducted the Business in the Ordinary Course of Business and (b) there has not been a Parent Material Adverse Effect.

4.10 Investment Company Act. Parent is not, and at and immediately following the Closing will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

4.11 Interested Party Transactions. Except as disclosed in the SEC Documents, no employee, officer, director or stockholder of the Parent or any of its Subsidiaries or a member of his or her immediate family is indebted for borrowed money to the Parent, nor is Parent indebted for borrowed money (or committed to make loans or extend or guarantee credit) any of them, other than reimbursement for reasonable expenses incurred on behalf of the Parent.

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Article 5

CERTAIN COVENANTS

5.1 Certain Actions to Close Transactions.

(a) Generally. Subject to the terms of this Agreement, each Party will use its commercially reasonable efforts to fulfill, and to cause to be satisfied, the conditions in Article 7 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated by this Agreement, including cooperating with and assisting each other in all reasonable respects in connection with the foregoing. Without limiting the generality of the foregoing, Sellers and the Company shall use commercially reasonable efforts to give any required notices to, and make any required filings with, other Persons and to obtain before Closing each consent listed or required to be listed on Sections 3.3(b) of the Disclosure Schedule and any other consents that Parent may reasonably believe necessary for the post-Closing operation of the Business, and Parent shall cooperate with Sellers in all reasonable respects in connection therewith; provided, however, that no Party is required to make any payment to any other Person regarding any such consent.

(b) HSR Act and Non-US Competition Law. The Parties will, within ten Business Days after the date hereof (or sooner, to the extent required by Applicable Laws), and only if required, (i) file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) a notification and report form pursuant to the HSR Act and related regulations (including a request for early termination of the applicable waiting period under the HSR Act) and (ii) file each, if any, pre-acquisition notification or report form or make any required filings or requests for approval pursuant to each applicable Non-US Competition Law. Parent and Sellers shall each pay one-half of the filing and submission fees under the HSR Act. Thereafter, each Party will submit and otherwise provide any supplemental information requested in connection therewith pursuant to and in compliance with such Applicable Laws. Each Party will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission necessary under such Applicable Laws. Each Party will keep the other Parties reasonably informed, to the extent permitted by Applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, the FTC, DOJ or any other Governmental Authority, and will use its commercially reasonable efforts to promptly comply with any such inquiry or request.

(c) Without limiting the generality of the provisions of Section 5.1(b), to the extent permissible under Applicable Law, each Party shall, in connection with the efforts referenced in Section 5.1(b) to obtain all requisite Governmental Approvals, terminations of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Applicable Laws relating to antitrust and competition matters, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the FTC, DOJ or any other Governmental Authority regarding any of the transactions contemplated hereby, (iii) consult with each other in advance of any meeting or conference with, the FTC, DOJ or any such other Governmental Authority, (iv) give the other Party the opportunity to attend and participate in such meetings and conferences, (v) in the event one Party is prohibited by Applicable Laws or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the submission of any memoranda, white papers, filings, presentations, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority, in each case using commercially reasonable efforts to the extent permitted by Applicable Law.

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(d) If any Proceeding is instituted (or threatened to be instituted) challenging any of the transactions contemplated hereby under the HSR Act, Non-US Competition Law or similar Applicable Law, each of the Parties shall use commercially reasonable efforts to contest and resist any such legal action and to have vacated, lifted, reversed or overturned any related legal restriction, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplate hereby, with the Parties each bearing their own costs; provided, however, the Sellers, on the one hand, and the Parent on the other hand, shall each bear one-half of the costs of any expert that Parent and Sellers Agent mutually agree to hire. Notwithstanding the foregoing, nothing in this Section 5.1(d) or otherwise shall require Parent or its Affiliates to propose, negotiate, effect or agree to (i) sell, hold, divest, discontinue, license, dispose or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses (including the Business), product lines or assets of Parent or any of its Affiliates (including the Company), or (iii) any material modification or waiver of the terms and conditions of this Agreement.

5.2 Pre-Closing Conduct of Business. Except as expressly contemplated herein or in Schedule 5.2 or as otherwise consented to in writing by Parent, from the date of this Agreement through Closing, Sellers and the Company shall and will cause the Company to conduct the business of the Company in its Ordinary Course of Business and cause the Company not to do any of the following:

(a) issue or otherwise allow to become outstanding or redeem or otherwise acquire any equity interest of the Company or any Company Subsidiary or right to any such equity interest;

(b) except in its Ordinary Course of Business and except for distributions to the Company, make any purchase, sale, or disposition or abandonment of any asset, property or right (including by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any other Person) that would be material to the Company;

(c) grant any Encumbrance on any material asset, property or right, other than a Permitted Encumbrance;

(d) become a guarantor with respect to any obligation of any other Person, or assume any obligation of any such Person for borrowed money;

(e) incur any Indebtedness for borrowed money, other than indebtedness to the Company, that cannot be prepaid at any time without penalty;

(f) except in its Ordinary Course of Business, enter into any Contract that would, if existing on the date hereof, be a “Major Contract,” or amend or terminate in any respect that is material and adverse to the Company, any Major Contract;

(g) (i) fail to prepare and timely file all material Tax Returns with respect to the Company required to be filed before Closing or timely withhold and remit any employment Taxes applicable to the Company or (ii) make or change any material election with respect to Taxes, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

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(h) (i) adopt or change any material accounting method or principle used by the Company, except as required under GAAP, or (ii) change any annual accounting period;

(i) except as may be required under any existing Contract, (i) hire or enter into any employment agreement or grant any bonus or otherwise increase the compensation payable to or to become payable to, or benefits of, any director, officer or management-level employee of the Company with an annual salary of more than $150,000, (ii) terminate the employment of any director, officer or management-level employee for any reason other than cause, or (iii) except in its Ordinary Course of Business, amend or terminate any Company Plan of the Company or enter into any new arrangements that would, if existing on the date hereof, constitute a Company Plan;

(j) amend any of its Organizational Documents;

(k) pay, discharge, settle or satisfy any material Liability, except (i) in its Ordinary Course of Business, (ii) to the extent reflected or reserved for on the Annual Balance Sheet, or (iii) to repay Indebtedness;

(l) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company;

(m) acquire any real property;

(n) fail to use commercially reasonable efforts to preserve the relationships of the Company and their Subsidiaries with their suppliers, customers and others having business relations with such entity;

(o) any action or failure to act that would have required disclosure pursuant to Section 3.16; or

(p) agree or commit to do any of the foregoing.

5.3 Access to Information.

(a) Pre-Closing Access for Parent. From the date hereof through Closing, subject to the Nondisclosure Agreement, Sellers and the Company shall (i) furnish (or cause to be furnished) to Parent and Parent’s representatives (including its legal counsel and accountants) books and records, additional financial and operating data and other information relating to the Business as Parent reasonably requests, and (ii) permit (or cause the Company Subsidiaries to permit) Parent and Parent’s representatives (including its legal counsel and accountants) to have reasonable access to all premises, properties, personnel, books and records, properties, contracts and other documents relating to the Company and the Company Subsidiaries, subject to any requirements of Applicable Laws regarding privacy. No investigation pursuant to this Section 5.3(a) shall affect, add to or subtract from any warranties of the Parties or the conditions to the obligations of the Parties to effect the transactions contemplated hereby. Parent and Parent’s representatives will conduct such investigation and be granted such access after reasonable notice in a manner that does not unreasonably interfere with the operations of the Company and the Company Subsidiaries.

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(b) Notification of Certain Matters. Sellers shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, or (ii) any material failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.3(b) will not limit or otherwise affect the remedies available to Parent or its Affiliates or the conditions to Parent’s obligation to consummate the Closing.

(c) Post-Closing Access for Sellers.

(i) Until the later of (i) the extinguishment of the statute of limitations for assessment of Taxes related to a Pre-Closing Tax Period, or (ii) the completion of any Tax audits or Tax contests involving a Pre-Closing Tax Period, subject to Parent’s reasonable confidentiality precautions, Parent shall, during normal business hours and upon reasonable notice from Sellers: (1) cause Sellers Agent and his representatives to have reasonable access to the pre-Closing books and records (including financial and Tax records, Tax Returns, files, papers and related items) of the Company and their Subsidiaries, and to the appropriate personnel responsible for preparing and maintaining such books and records, in each case to the extent (and only to the extent) reasonably necessary to (A) defend or pursue any third party Proceeding, (B) defend Third-Party Claim indemnification matters hereunder, (C) prepare or audit financial statements, (D) prepare or file Tax Returns, (E) respond to any investigation or other inquiry by or under the control of any Governmental Authority, or (F) address other pre-Closing Tax, accounting, financial or legal matters; and (2) permit Sellers Agent and his representatives to make copies of such books and records for the foregoing purposes.

(ii) Any exercise by Sellers Agent and his representatives of the rights set forth in this Section 5.3(c) shall be at Sellers’ sole cost and expense and at Sellers’ sole risk. Notwithstanding anything herein to the contrary, none of Parent, the Company, and their respective Subsidiaries and Affiliates shall be required to provide any access, assistance or cooperation to the extent providing such access, assistance or cooperation would unduly interfere with the business or operations of any of Parent, the Company and their respective Subsidiaries and Affiliates, or would, in the reasonable judgment of Parent or its Affiliates, violate or jeopardize any applicable attorney-client or other privilege or any applicable contractual confidentiality obligation.

5.4 Further Assurances. If after Closing any further action is necessary, proper, or desirable to carry out any purpose of this Agreement, then each Party shall take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose. The foregoing is at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

5.5 Confidentiality and Publicity.

(a) Nondisclosure Agreement. Subject to the other terms of this Section 5.5, each Party acknowledges that the information being furnished or made available to it in connection with the transactions contemplated under this Agreement and the Ancillary Documents is subject to the terms of the Confidentiality and Non-Disclosure Agreement between Parent and the Company, dated as of June 1, 2020 (the “Nondisclosure Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Nondisclosure Agreement will terminate with respect to information relating exclusively to the Company.

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(b) Effective as of Closing, Sellers shall treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Parent or destroy, at the option of Parent, all tangible embodiments (and all copies) of the Confidential Information that are in their possession, except for a securely maintained electronically archived copy the return or destruction of which is not practicable. In the event that Sellers are requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Sellers shall (to the extent not prohibited by law) notify Parent reasonably promptly of the request or requirement so that Parent may seek (at Parent’s sole cost and expense) an appropriate protective order or waive compliance with the provisions of this Section 5.5(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Sellers may disclose only such Confidential Information to the tribunal; provided, however, that Sellers shall use their commercially reasonable efforts to obtain, at the request of Parent (at Parent’s sole cost and expense), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent designates. Notwithstanding the foregoing, Sellers may make disclosures concerning the Confidential Information (x) to the extent reasonably required in connection with any Tax Return filed by Sellers, (y) to the extent such information was or becomes available to such Seller from a third party who is not known to such Seller to be bound by an obligation of confidentiality with respect thereto, and (z) to the extent reasonably required during the course of pursuing or defending in good faith indemnification claims (or the matters underlying such indemnification claims) or in connection with any dispute between Parent, on the one hand, and Sellers or Sellers Agent, on the other. The foregoing provisions will not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the wrongful actions of Sellers.

(c) Publicity. Parent may issue a press release and file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission in connection with the signing of this Agreement, subject to the approval of Sellers Agent (which shall not be unreasonably withheld, conditioned or delayed). Except for such press release and Current Report on Form 8-K, none of Parent, Sellers, the Company or their respective Affiliates will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to Closing without the prior approval of Sellers Agent and Parent, except as may be required by Applicable Law. Following the Closing, none of Sellers nor their respective Affiliates will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Parent, except as may be required by Applicable Law.

5.6 Employee Matters. Without limiting Section 9.4, (i) no Company Plan or other employee benefit or arrangement is or will be deemed to be amended by any term hereof and (ii) no Person, including any employee (or dependent or beneficiary thereof) of the Company or participant in any Company Plan, is a third party beneficiary of any term of this Section 5.6. Nothing in this Section 5.6 obligates the Parent or any of its Affiliates to continue the employment of any employee of the Company or any of Company Subsidiary following the Closing for any specific period or in any specific level of employment, except as may be required by Applicable Law.

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5.7 Certain Tax Matters.

(a) Filing Responsibility. Sellers shall timely prepare and file or cause the Company to timely prepare and file at the expense of the Sellers all Tax Returns of or including the Company that are required to be filed (with extensions) on or before the Closing Date and to pay all Taxes shown as due on any such Tax Return. All such Tax Returns will be made and filed by the Sellers or the Company in a manner consistent with the most recent prior practice of the Company and with Applicable Law. Sellers Agent will, at the expense of Sellers, prepare and file or cause to be prepared and filed all Tax Returns of the Company and the Company’s Subsidiaries for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. Each party (or parties) responsible for preparing and filing any Income Tax Return pursuant to this Section 5.7(a), shall provide drafts of such Income Tax Return to the other parties a reasonable time prior to filing and consider in good faith any reasonable comments of the other party (or parties) in respect of such Income Tax Return. The parties shall cooperate in good faith to resolve any dispute with respect to any such Income Tax Return and if the parties are unable to resolve any such dispute at least ten days before the due date (including extensions) for any such Income Tax Return, the dispute shall be referred to an Arbitrator and any such determination by such Arbitrator shall be final. If any such dispute is not resolved by such Arbitrator prior to the due date (including extensions) for any such Income Tax Return, such Income Tax Return shall be filed as originally prepared and later amended to reflect the such Arbitrator’s determination, if necessary. The expenses of such Arbitrator shall be borne equally by Parent and Sellers.

(b) Cooperation. Parent, Sellers, Sellers Agent and the Company shall cooperate fully as and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return pursuant to this Section 5.7 and the defense of any audit, litigation or other Proceeding with respect to Taxes of the Company. Sellers and Parent agree to, and to cause the Company to (i) abide by any and all record retention requirements of, or record retention agreements entered into with, any Tax authority and (ii) retain (and provide the other Party and its Affiliates with reasonable access to) all records or information which may be relevant to the preparation of any Tax Return or claim for refund and the defense of any audit, litigation or Proceeding with respect to Taxes of the Company. The Party requesting assistance hereunder shall reimburse the other for any reasonable out of pocket costs incurred in providing any information pursuant to this Section 5.7(b) and shall compensate the other Party for any reasonable costs (excluding wages, salaries and related costs) of making personnel available, upon receipt of reasonable documentation of such costs. To the extent that action by Sellers, Parent or any company controlled by Sellers or Parent is required by Applicable Laws or administrative pronouncements in order to extend any statute of limitation for any Tax Return or Proceeding described above in this Section 5.7(b), such Party will take such action as is necessary to extend a statute of limitations where such extension is reasonably requested by the other Party in connection with the preparation by such other Party of such Tax Return or defense by such other Party of such Proceeding.

(c) Straddle Period. In the case of any Straddle Period, the amount of any Taxes for Pre-Closing Tax Periods will (i) in the case of any real or personal property Taxes or similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date

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(d) Transfer Taxes. Sellers, on the one hand, and Parent, on the other, will pay half of all Transfer Taxes, if any, and Sellers and Parent shall cooperate in timely making all filings, returns, reports, and forms as may be required to comply with the provisions of Applicable Law relating thereto.

(e) IP Shift. Sellers, the Company, and Parent shall cooperate with Parent’s tax accountants to determine if the transfer of Intellectual Property to Ariix, Inc. in 2020 (the “IP Shift”) is the optimal structure to hold the Intellectual Property after Closing. If reasonably recommended by such tax accountants and requested by Parent prior to Closing, Sellers and the Company shall cause the IP Shift to be unwound or otherwise transfer the Intellectual Property to another Affiliate of the Company in accordance with Parent’s request. Parent shall reimburse the Company for all reasonable, actual out-of-pocket legal or accounting expenses associated with such unwinding or transfer. If requested under this subsection, the unwinding or transfer automatically becomes a condition to Closing.

(f) Overlap. To the extent of any inconsistency between this Section 5.7 and Article 8, this Section 5.7 controls as to Tax matters.

5.8 No Shop. Throughout the period that begins on the date hereof and ends upon the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.3, Sellers or the Company shall not, and Sellers shall cause the Company and each authorized representative or agent of Sellers or the Company not to, directly or indirectly, solicit, initiate, seek, or encourage any inquiry, proposal, or offer from, furnish any information to, or participate in any discussion or negotiation or enter into any agreement with any Person (other than Parent or any Person on their behalf) regarding any acquisition of a substantial portion of the Company’s equity interests, assets, or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except the sales of inventory in the Ordinary Course of Business of the Company. Sellers and the Company shall, and shall cause each the Company and each authorized representative or agent of any Seller or the Company to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof.

5.9 Sellers Agent.

(a) Without any further act of any Seller, Sellers Agent is hereby irrevocably appointed as agent and true and lawful attorney-in-fact for each Seller with full power of substitution or resubstitution, solely for the purposes set forth herein, such appointment being coupled with an interest and irrevocable. Sellers Agent will act as the representative of each Seller, and is authorized to act on behalf of each Seller under this Agreement, or any other Ancillary Document or in connection with any transaction contemplated herein or therein, including (i) the power to contest, negotiate, defend, compromise, or settle any adjustments under Section 5.7 and any indemnification claims under this Agreement or any other Ancillary Document for which Parent or its Other Indemnified Persons may be entitled to indemnification, (ii) the power to execute any agreement or instrument in connection with the transactions contemplated by this Agreement and the other Ancillary Documents, including under Section 6.3, (iii) the power to give or receive any notice or instruction permitted or required under this Agreement or any other Ancillary Document, to be given or received by any Seller, including receipt of any notice or service of process in connection with any claim under this Agreement (all of which will be deemed delivered or served upon all Sellers upon delivery to Sellers Agent), (iv) the power to review, negotiate, and agree to and authorize any payments in satisfaction of any payment obligation, in each case, on behalf of Sellers, and (v) the power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated by this Agreement or as Sellers Agent reasonably believes are in the best interests of Sellers taken as a whole. Each Seller will be bound by all actions taken by Sellers Agent in his capacity thereof. Neither Sellers Agent nor any of his agents or employees will be liable to any Person for any error of judgment, or any action taken, suffered, or omitted to be taken, under this Agreement, except in the case of its bad faith or willful misconduct. Sellers Agent may consult with legal counsel, independent public accountants and other experts selected by him and will not be liable for any action taken or omitted to be taken in good faith by Sellers Agent in accordance with the advice of such counsel, accountants, or experts. As to any matters not expressly provided for in this Agreement, Sellers Agent will not be required to exercise any discretion or take any action. Each Seller will indemnify and hold harmless and reimburse Sellers Agent from and against such Seller’s pro rata share (computed on the basis of its pro rata share of the Merger Consideration) of any and all Liabilities, losses, damages, claims, costs, or expenses suffered or incurred by Sellers Agent arising out of, relating to or resulting from any action taken or omitted to be taken by Sellers Agent under this Agreement, other than such Liabilities, losses, damages, claims, costs or expenses arising out of, relating to or resulting from Sellers Agent’s bad faith or willful misconduct. In all matters relating to this Section 5.9, Sellers Agent will be the only party entitled to assert the rights of Sellers. Notwithstanding the following sentence, Parent may rely on all statements, actions, representations, and decisions of Sellers Agent as being the binding acts of all Sellers or any of them, notwithstanding any communication from any Seller to the contrary (other than any communication regarding termination or replacement of Sellers Agent pursuant to this Section 5.9). By executing and delivering this Agreement, each Seller confirms and ratifies all that Sellers Agent will do or cause to be done in good faith as Sellers Agent.

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(b) Sellers Agent may resign upon written notice to Sellers. Sellers Agent may be changed or replaced by vote of a majority of Sellers who have voting membership interests in the Company prior to Closing (“Voting Sellers”) upon written notice to Sellers Agent and Parent. Any vacancy in the position of Sellers Agent may be filled by approval of a majority of Voting Sellers. No bond will be required of Sellers Agent.

(c) Sellers Agent has no power or authority to bind Parent, Merger Sub, or Merger Sub 2, and Parent, Merger Sub, and Merger Sub 2 have no Liability to any Person for any act or omission by Sellers Agent.

5.10 Employees. Effective as of the Closing, the Parent shall enter into employment agreements with the employees listed on Schedule 5.10 (the “Employment Agreements”).

5.11 Indebtedness. Sellers and the Company shall cause all Indebtedness of the Company and its Subsidiaries (other than forgivable loans under the Paycheck Protection Program) to be repaid on or before the Closing.

5.12 Certain Restrictive Covenants and Related Provisions. To further ensure that Parent receives the expected benefits of resulting from the transactions contemplated hereby, each of the Sellers other than Frederick Cooper hereby agree as follows:

(a) Non-competition and Non-solicitation:

(i) During the Non-Compete Period, the Sellers shall not, whether on their own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting, in competition with the Business within the geographic regions in which the Company or any of the Company Subsidiaries then engage in such Business, any Person:

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(A) with whom the applicable Seller had personal contact or dealings on behalf of the Company or any of the Company Subsidiaries during the two-year period immediately preceding the Closing Date;

(B) with whom employees directly reporting to the applicable Seller have had personal contact or dealings with on behalf of the Company or any of the Company Subsidiaries during the two-year period immediately preceding the Closing Date; or

(C) for whom the applicable Seller had direct or indirect supervisory responsibility during the two-year period immediately preceding the Closing Date.

(ii) During the Non-Compete Period (and, except with respect to the business of the Company, during the period between the date hereof and the Closing), the Sellers shall not, directly, or indirectly:

(A) Engage in the business of marketing or selling beauty, nutritional, or lifestyle products (a “Competitive Business”);

(B) enter the employ of, or render any services to, any Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant; or

(D) interfere with, or attempt to interfere with, business relationships between the Company or any of its Affiliates or Subsidiaries and their customers, suppliers, manufacturers, licensors, vendors, lessors, or investors.

(iii) Notwithstanding anything to the contrary in this Agreement, the Sellers may, directly or indirectly, own, solely as a passive investment, securities of any Person engaged in the Business that are listed on a national securities exchange or publicly traded on the over-the-counter market if such Seller (i) is not an Affiliate of or a member of a group which controls such Person; and (ii) does not, directly or indirectly, own five percent or more of any class of securities of such Person.

(iv) During the Non-Compete Period, the Sellers shall not, whether on their own behalf or on behalf of any Person, directly or indirectly, solicit or encourage any employee of the Company or any of the Company Subsidiaries or its Affiliates or their respective successors or assigns to leave such employment; provided, however, that this restriction shall not be prohibitive of any general solicitation that is not specifically targeted at such persons.

(v) During the Non-Compete Period, the Sellers shall not, whether on their own behalf or on behalf of or in conjunction with any Person, directly or indirectly, hire any employee who was employed by the Company or any of the Company Subsidiaries or its Affiliates as of the Closing Date or who left the employment of the Company or any of the Company Subsidiaries or its Affiliates within six months prior to the Closing Date, unless the Company has terminated the employment of such Person subsequent to the Closing Date.

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(vi) During the Non-Compete Period, the Sellers shall not, directly or indirectly, request or encourage any consultant then under contract with the Company or any of the Company Subsidiaries or its Affiliates to cease to work with any of the Company or any of the Company Subsidiaries or its Affiliates; or publicly disparage by any means (whether written or oral) the Company or any of the Company Subsidiaries or any aspect of the Company’s or any Company Subsidiary’s management, policies, operations, products, services or practices in a manner that has or would reasonably have a material and adverse effect on the Company or any Company Subsidiary.

(vii) In the event a Seller violates any of the provisions contained in this Section 5.12(a), the Sellers understand and agree that the breaching Seller will be liable to Parent, the Company or their Affiliates for any damage caused by such Seller’s violation, including attorney fees and expenses. In addition to any other relief available to the Company in event of a breach, the Company may obtain equitable relief in the form of temporary and permanent injunction and, where applicable, damages at law. Such damages may be set-off against amounts otherwise due to such Seller from any of Parent, the Company or their Subsidiaries or their Affiliates or their respective successor and assigns.

(viii) If any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

(b) Release.

(i) Each Seller, on behalf of such Seller, such Seller’s estate, heirs, executors, administrators, legal representatives and trusts (as applicable), and such Seller’s successors and assigns (collectively, the “Releasing Persons”), hereby absolutely and unconditionally releases, waives and forever discharges each Releasee of and from any and all Proceedings, Losses, debts, sums of money, accounts, bonds, bills, rights, covenants, Contracts, obligations, controversies, entitlements, promises, benefits, awards, decisions, orders, injunctions, judgments, decrees, rulings, writs, assessments or arbitration awards, subpoenas and verdicts whatsoever, whether state or federal, in law or in equity, known or unknown, asserted or unasserted, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, which the Releasing Persons ever had or may now have against any Releasee for, upon, arising out of, based in whole or in part upon, or by reason of the ownership (or any claimed ownership) by such Seller at any time at or before the Closing of any equity interest of the Company, any Subsidiary or any of their predecessor entities (by merger, asset purchase or otherwise) (or any other equity interest or right to purchase an equity interest in the Company or any Subsidiary) or such Seller’s status as a equityholder of the Company, in each case arising out of any act or omission occurring at any time at or before the Closing;

(ii) Notwithstanding anything to the contrary in Section 5.12(b)(i), Section 5.12(b)(i) does not limit, reduce or otherwise affect any right or remedy of any Seller (1) arising under this Agreement, any other Ancillary Agreement or any employment agreement with the Company to which such Seller is a party or (2) to be indemnified as an officer, director or manager of the Company under applicable Law.

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(iii) For purposes of Section 5.12(b)(i) “Releasees” means (1) Parent, the Company and their Subsidiaries and each of their respective past, present and future Affiliates, related entities and Subsidiaries, (2) each of the respective past, present and future employees, officers, directors, managers, members, shareholders, equity holders, partners, agents, representatives, successors and assigns of the entities described above, and (3) any company providing insurance to any of the foregoing in the past, present or future.

5.13 Severance Stock. Parent shall reasonably coordinate with Sellers Agent such that on the date that is 30 days after Shareholder Approval has been obtained, Parent shall issue and deliver the Severance Stock to such persons in such amounts as are determined by Parent after coordinating with the Sellers Agent, free and clear of all Encumbrances (other than those arising under securities Laws and under the Lock-Up Letter).

5.14 Shareholder Approval. Following the Closing, Parent shall use reasonable best efforts to obtain, at a special or annual meeting of the stockholders of Parent (at which a quorum is present) (the “Shareholder Meeting”) as soon as reasonably practicable after Closing, the Shareholder Approval. Parent shall prepare and file with the SEC a proxy statement to be sent to Parent’s shareholders in connection with the Shareholder Meeting (the “Proxy Statement”). The Proxy Statement shall include the Board of Directors’ recommendation that the holders of shares of the Company’s Common Stock vote in favor of the Shareholder Approval. Sellers shall vote all shares of Common Stock owned by him, her, or it, in favor of Shareholder Approval at any Shareholder Meetings called for such purpose and shall sign any written consent in lieu of a Shareholder Meeting that Parent requests in favor of Shareholder Approval. If the Shareholder Approval is not obtained at or prior to the Shareholder Meeting, the Company shall hold a special meeting of the stockholders of the Company for the purposes of obtaining such Shareholder Approval no less often than every 180 days following the date of the Shareholder Meeting until the Shareholder Approval is obtained, and the Board of Directors shall recommend that the holders of shares of the Company’s Common Stock vote in favor of the Shareholder Approval at each such meeting. If Shareholder Approval is not obtained after three Shareholder Meetings are held for the purpose of obtaining Shareholder Approval, Parent is no longer obligated to issue the First Anniversary Stock Consideration Payment, the Thirty-Day Stock Consideration, or Severance Stock, and instead shall pay within 90 days of the third Shareholder Meeting an amount equal to (a) $141,015,000 to the Members by wire transfer of immediately available funds in the amounts and to the accounts set forth on the Payment Schedule, (b) $12,250,000 to Frederick W. Cooper by wire transfer of immediately available funds, and (c) up to $10,000,000 as determined under Section 5.13 assuming a per share value of $6.00. If Parent fails to make such payments in a timely manner, Parent shall consent to the filing of reasonably appropriate UCC-1 Financing Statements in respect of such amounts listing the assets of Parent as collateral, unless the filing of the UCC-1 Financing Statements or granting of Parent’s assets as collateral would result in in a breach or default under Parent’s credit facilities as then in effect.

5.15 Other Events. Parent shall comply with Exhibit 5.15.

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Article 6

CLOSING DELIVERIES AND TERMINATION

6.1 Closing Deliveries by Sellers and the Company. At Closing, Sellers and the Company shall deliver, or cause to be delivered, to Parent (or as Parent or this Agreement otherwise directs), the following:

(a) the written resignation (or documentation reasonably satisfactory to Parent showing the removal) of each director and officer of the Company, with each such resignation (or removal) effective no later than the Effective Time;

(b) an officer’s certificate of a duly authorized manager of the Company, dated the Closing Date and each executed by such manager, each certifying that attached thereto is a true, correct and complete copy of the resolutions of the managers of the Company, authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the Company, and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(c) an officer’s certificate of a duly authorized officer of the Company, dated the Closing Date and each executed by such officer, certifying to the items in Sections 7.2(a) and 7.2(b);

(d) the Consents listed on Exhibit 6.1(d);

(e) written evidence of the termination of each Contract set forth on Exhibit 6.1(e);

(f) termination and release agreements executed by each of the individuals set forth on Exhibit 6.1(f);

(g) an estoppel certificate from the landlord of each Real Property Lease, dated not more than 30 days prior to Closing, confirming that the Company is not in default under such Real Property Lease, that such landlord consents to the transactions contemplated by this Agreement (to the extent required by such Real Property Lease), and otherwise in form and substance reasonably acceptable to Parent;

(h) state, county and local transfer declarations, Transfer Tax forms and any other forms and instruments required by any Governmental Authority to be filed or recorded in connection with the indirect transfer of ownership of the Owned Real Property pursuant to this Agreement, reasonably acceptable to Parent in form and substance;

(i) Lock-Up Letters signed by Frederick W. Cooper and Mark Wilson;

(j) the Cooper Non-Compete Agreement signed by Frederick W. Cooper;

(k) evidence that all Indebtedness of the Company and its Subsidiaries (other than forgivable loans under the Paycheck Protection Program) has been repaid;

(l) the audited Financial Statements required under Section 7.2(e) and the interim financial statements required under Section 7.2(f); and

(m) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Sellers at Closing.

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6.2 Closing Deliveries by Parent. At Closing, Parent shall deliver, or cause to be delivered, to Sellers (or as Sellers Agent or this Agreement otherwise directs), the following:

(a) payment of the Merger Consideration, pursuant to Section 2.4, including:

(i) the Cash Consideration; and

(ii) the Closing Stock Consideration;

(b) evidence that Frederick W. Cooper has been appointed to the Board of Directors of Parent;

(c) an officer’s certificate of a duly authorized officer of Parent, dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Parent and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(d) an officer’s certificate of a duly authorized officer of Parent, dated the Closing Date and executed by such officer, certifying the items in Sections 7.3(a) and 7.3(b);

(e) Lock-Up Letters countersigned by Parent;

(f) the Cooper Non-Compete Agreement countersigned by Parent; and

(g) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Parent at Closing.

6.3 Termination of Agreement. The sole and exclusive rights to terminate this Agreement before Closing (and the Party that has any such right) are as follows:

(a) by mutual written consent of Parent and Sellers Agent;

(b) by either Parent or Sellers Agent, if the failure to consummate the transactions contemplated herein does not result principally from the breach by Parent, or Sellers Agent (or any Seller or the Company), as applicable, of any of its representations, warranties, covenants, or agreements herein or in any Ancillary Document), if Closing has not occurred on or before November 30, 2020 (the “Outside Date”);

(c) by Parent, if any Seller or Sellers or the Company breach or fail to perform any of their covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Sellers and the Company contained herein fail to be true and correct, which breach or failure (i) would give rise to the failure of a condition in Section 7.2 and (ii) is not reasonably capable of being cured by the Sellers, Sellers Agent or the Company by the Outside Date or is not cured by the Sellers, Sellers Agent or the Company within 30 days of receiving notice from Parent, unless Parent has waived such condition;

(d) by Sellers Agent, if Parent breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent contained herein fail to be true and correct, which breach or failure (i) would give rise to the failure of a condition in Section 7.3 and (ii) is not reasonably capable of being cured by Parent by the Outside Date or is not cured by Parent within 30 days of receiving notice from Seller Agent, unless the Sellers Agent has waived such condition;

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(e) by Parent or Sellers Agent, if any condition in Section 7.1 becomes incapable of fulfillment by the Outside Date, unless such failure results principally from the breach by Parent or Sellers, as applicable, of any of their respective representations, warranties, covenants, or agreements herein or in any Ancillary Document; or

(f) by Sellers Agent if (i) all of the conditions in Section 7.1 and Section 7.2 have been and remain satisfied or waived (other than those conditions which by their terms are intended to be satisfied at Closing and which are capable of satisfaction at the Closing, or those not satisfied solely as a result of the breach by Parent of its obligations under this Agreement), (ii) Sellers Agent has notified Parent that Sellers are ready, willing and able to consummate the transactions contemplated by this Agreement (subject to satisfaction of all of the conditions set forth in Section 7.1 and Section 7.2), and (iii) Parent fails to consummate the transactions contemplated by this Agreement within three Business Days following Seller Agent’s delivery of such notice.

A termination of this Agreement under any of the preceding clauses (b) through (e) will be effective two Business Days after the Party seeking termination gives to the other Party written notice of such termination and a termination of this Agreement under the preceding clause (f) will be effective four Business Days after Sellers Agent gives written notice to Parent under Section 6.3(f)(ii) if Parent fails to consummate the transactions contemplated by this Agreement within the period specified in Section 6.3(f)(iii).

6.4 Effect of Termination. Termination of this Agreement under Section 6.3 will terminate all obligations of the Parties under this Agreement, without Liability of any Party to any other Party except for the Liability of any Party for any pre-termination willful and material breach, and except for the terms of Section 5.5 (Confidentiality and Publicity), Section 9.2 (Expenses), Section 9.5 (Governing Law), Section 9.6 (Jurisdiction, Venue and Waiver of Jury Trial), and this Section 6.4.

Article 7

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligations of Each Party to Close. The obligation of each Party to close the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions:

(a) No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Membership Interests or the consummation of the other transactions contemplated herein.

(b) Antitrust Laws. The applicable waiting period, and any extension thereof, under the HSR Act will have expired or been duly terminated and any approval of a Governmental Authority under any other applicable Antitrust Law will have been obtained or the applicable waiting period under such other Antitrust Law shall have expired.

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7.2 Conditions to Obligation of Parent, Merger Sub, and Merger Sub 2 to Close. The obligation of Parent, Merger Sub, and Merger Sub 2 to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Parent, in Parent’s sole discretion:

(a) Accuracy of Representations and Warranties. Each of Sellers’ and the Company’s representations and warranties in Article 3 has been and is be true and correct in all respects (if qualified by materiality or Material Adverse Effect) and is true and correct in all material respects (if not qualified by materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

(b) Observance and Performance. Sellers and the Company have performed or complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Sellers or the Company on or before the Closing Date.

(c) Material Adverse Effect. Since the Annual Balance Sheet Date, no Material Adverse Effect has occurred.

(d) Title Insurance and Survey. Parent has obtained, on or prior to Closing, (i) an ALTA survey of each parcel of Owned Real Property sufficient for Parent’s title insurance company to provide coverage for matters of survey in each title insurance policy issued with respect to such Owned Real Property; and (ii) a binding owner’s policy of title insurance with respect to each parcel of the Owned Real Property issued by a title insurance company selected by Parent, in form and substance acceptable to Parent in its sole discretion, insuring the Company as the fee owner of the Owned Real Property free and clear of any Encumbrance (other than any Permitted Encumbrance) and including endorsements satisfactory to Parent (including with respect to zoning and matters of survey).

(e) Audited Financial Statements. Sellers and the Company have caused the Financial Statements to be audited by Deloitte, PricewaterhouseCoopers, Ernst & Young, or KPMG and have delivered such audited Financial Statements together with the applicable audit reports on such Financial Statement and any other reports, memoranda, or correspondence provided by such auditor to Parent.

(f) Interim Financial Statements. Sellers and the Company have caused the following consolidated financial statement to be prepared and delivered to Parent: (1) combined balance sheets of, statements of operations, comprehensive income (loss) and retained earnings and statements of cash flows of the Company and the Company Subsidiaries for the six months ended June 30, 2020; (2) combined balance sheets of the Company Subsidiaries as of the Closing Date, each prepared in accordance with GAAP; and (3) notes to the foregoing. Sellers and the Company shall prepare such interim financial statement in accordance with GAAP consistently applied and in accordance with, and consistent with, the financial records of the Company and fairly present, in all material respects the financial condition of the Company at their respective dates and the results of operations of the Company for the respective periods covered thereby and the cash flows and changes in members’ equity of the Company for the periods covered thereby, except in each case as otherwise disclosed in any note to the interim financial statements.

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(g) Delivery of Other Items. Sellers have delivered (or caused to be delivered) to Parent each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 6.1.

7.3 Conditions to Obligation of Sellers to Close. The obligation of Sellers to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Sellers, in their sole discretion:

(a) Accuracy of Representations and Warranties. Each of Parent’s representations and warranties in Article 4 has been and is true and correct in all respects (if qualified by materiality or Material Adverse Effect) and is true and correct in all material respects (if not qualified by materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

(b) Observance and Performance. Parent has performed or complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Parent on or before the Closing Date.

(c) Delivery of Other Items. Parent has delivered (or caused to be delivered) to Sellers each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 6.2

(d) Material Adverse Effect. There has not been a Parent Material Adverse Effect since the date of this Agreement.

Article 8

INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

8.1 Indemnification of Parent. Subject to the other terms of this Article 8, from and after the Closing, the Sellers shall indemnify, defend, and hold harmless Parent and their Other Indemnified Persons from and against all Losses and shall pay to Parent and their Other Indemnified Persons the amount of such Losses to the extent arising or resulting from, related to, or in connection with, any of the following:

(a) any Third Party Claims resulting from any inaccuracy in or breach of any representation or warranty made by any Seller or the Company contained in Article 3 of this Agreement;

(b) any breach of any covenant or agreement of any Seller or the Company contained in this Agreement;

(c) Pre-Closing Taxes of the Company;

(d) fraud, intentional misrepresentation, or willful breach by the Company or the Sellers;

(e) any of the matters listed on Schedule 8.1(e); or

(f) any Proceeding incident to any of the foregoing.

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8.2 Indemnification of Sellers. Subject to the other terms of this Article 8, from and after the Effective Time, Parent shall indemnify, defend, and hold harmless Sellers and their respective Other Indemnified Persons from and against all Losses of Sellers and shall pay to Sellers and their Other Indemnified Persons the amount of such Losses to the extent arising or resulting from or in connection with any of the following:

(a) any inaccuracy in or breach of any representation or warranty made by Parent contained in this Agreement;

(b) any breach of any covenant or agreement of Parent contained in this Agreement;

(c) fraud, intentional misrepresentation, or willful breach by Parent; or

(d) any Proceeding incident to any of the foregoing.

8.3 Matters Regarding Claims.

(a) Specific Performance. Each Party acknowledges and agrees that each other Party will be damaged irreparably if this Agreement is not performed in accordance with its terms or otherwise is breached and that, in addition to its other rights under this Agreement and Applicable Law, a Party will be entitled to an injunction and other equitable relief (without posting any bond or other security) to prevent breaches hereof and to enforce specifically this Agreement and its terms in addition to any other remedy to which such Party may be entitled hereunder. In particular, each Party recognizes and affirms that in the event any Sellers breach this Agreement, money damages may be inadequate and Parent would have no adequate remedy at law, so that Parent may, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

(b) No Double Recovery. Any Claiming Party will only be entitled to recover the full amount of a Loss once with respect to any item giving rise to a Loss.

(c) Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether there is an inaccuracy or that there has been a breach of any representation or warranty for purposes of Section 8.1(a) and for calculating Losses in connection therewith, no effect shall be given to any qualification as to “materiality” or “Material Adverse Effect” and phrases of similar import contained in any representation or warranty made in Article 3.

(d) Claims Pursuant to Governing Documents. The Sellers are not entitled to, and shall not seek to, recover from Parent, the Company and Other Indemnified Persons pursuant to claims afforded to such Seller pursuant to the bylaws or other governing or constituting documents of the Company or a Company Subsidiary or any similar indemnification or contribution right with respect to any amounts paid by any Seller.

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(e) Effect of Investigation. The representations, warranties and covenants of each Party and any Person’s rights to indemnification with respect thereto are not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of his, her or its advisors, consultants or representatives) or by reason of the fact that such Person or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, and obligations. All representations, warranties, covenants, and agreements herein will be deemed material and relied upon by each Party, and none will be waived by any failure to pursue any action or by consummation of the transactions contemplated hereby.

(f) Sellers Agent. For purposes of this Article 8, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to Sellers Agent when Sellers are the Indemnifying Parties. Sellers Agent shall have full power and authority on behalf of each Seller Indemnitor to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, Seller Indemnitors under this Article 8.

(g) No Special Losses. No Party is obligated to any other Person for any special, speculative, exemplary, or punitive damages or Losses based thereon, including regarding loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, and no Party is obligated to any other Person for any Loss determined as a multiple of income, revenue or the like, relating to the breach of any representation, warranty, covenant, or agreement herein; provided, however, that the foregoing does not apply to: (i) any obligation under Section 8.1 other than under Section 8.1(a); (ii) any breach of Section 5.5 or Section 5.12; or (iii) any Third Party Claim.

(h) Certain Limitations Regarding Claims.

(i) Threshold on Sellers’ Obligations. Sellers have no obligation under Section 8.1(a), unless and until the aggregate amount of Losses for which Sellers are obligated thereunder exceeds $250,000 (the “Sellers Threshold”); provided, however, that if such aggregate amount of Losses exceeds the Sellers Threshold, then Sellers are obligated for all of such Losses (including those equal to or less than the Seller Threshold), subject to the other terms of this Article 8.

(ii) Cap on Sellers’ Obligations. Sellers’ obligations under Section 8.1(a), in the aggregate, will not exceed an amount equal to $25,000,000 (the “Cap”), subject to the other terms of this Article 8.

(iii) Certain Treatment of Special Representations. Notwithstanding the foregoing terms of this Section, (1) Sections 8.3(h)(i) and (ii) do not limit any Liability with respect to any Seller Fundamental Representation, and (2) the amount of Losses hereunder with respect to any Seller Fundamental Representation will not be used in determining if the Threshold or Cap has been reached or exceeded.

(iv) Special Indemnification. The limitations regarding Claims set forth on Schedule 8.1(e) apply to Claims under Section 8.1(e).

(v) Threshold on Parent’s Obligations. Parent has no obligation under Section 8.2(a), unless and until the aggregate amount of Losses for which Parent is obligated thereunder exceeds $250,000 (the “Parent Threshold”); provided, however, that if such aggregate amount of Losses exceeds the Parent Threshold, then Parent is obligated for all of such Losses (including those equal to or less than the Parent Threshold), subject to the other terms of this Article 8.

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(vi) Cap on Parent’s Obligations. Parent’s obligations under Section 8.2(a), in the aggregate, will not exceed an amount equal to $25,000,000, subject to the other terms of this Article 8.

8.4 Certain Survival Periods.

(a) Survival of Representations and Warranties and Pre-Closing Covenants. Subject to Section 8.4(b), each representation or warranty contained in this Agreement, and the covenants and agreements of the Parties in this Agreement that do not expressly survive the Closing, will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is 24 months after the Closing Date (the “General Indemnity Survival Date”), at which time such representation, warranty, covenant, and agreement will expire and terminate and no indemnification obligation will be associated therewith or based thereon; provided, however that the Seller Fundamental Representations survive for six years after the Closing Date and the representations and warranties set forth in Section 3.5 survive until the expiration of the statute of limitations applicable to the underlying subject matter of such representations and warranties, plus 30 days.

(b) Survival of Post-Closing Covenants and Agreements. Each covenant and agreement (i.e., other than representations and warranties) in this Agreement that expressly survives the Closing, and all associated rights to indemnification, will survive Closing in accordance with its terms.

(c) Claims for Indemnification. No Party will be liable under this Article 8 for any Losses suffered by (i) any Seller or any of its Other Indemnified Persons or (ii) Parent or any of its Other Indemnified Persons, as applicable, arising out of a breach of any representation, warranty, covenant, or agreement contained in this Agreement unless a claim therefor is asserted in writing prior to the expiration of the survival period described in clauses (a) and (b) above in accordance with Section 8.5. Each claim for indemnification under this Agreement regarding a representation, warranty, covenant, or agreement that is validly made in accordance with Section 8.5 before expiration of the applicable survival period will not terminate before final determination and satisfaction of such claim.

8.5 Notice of Claims and Procedures.

(a) Notice of Claims. A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (i) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (ii) that does not involve a Third Party Claim, in each case specifying the amount and nature of, and basis for, such claim (in each case, to the extent known). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent of such prejudice.

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(b) Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.

(c) Defense and Participation Regarding Third Party Claims. This Section 8.5(c) relates to Third Party Claims.

(i) Election to Conduct Defense. Promptly after receiving an Initial Claim Notice under Section 8.5(a), the Indemnifying Party may conduct the defense of such Third Party Claim, at the expense of the Indemnifying Party. To elect to conduct such defense, the Indemnifying Party shall give written notice of such election to the Claiming Party within 20 days after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party.

(ii) Conduct of Defense, Participation and Settlement. If the Indemnifying Party conducts the defense of such Third Party Claim, then (1) the Claiming Party may participate, at its own expense, in such defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such defense, (2) each Party shall keep the other Party reasonably informed of all matters material to such defense and Third Party Claim at all stages thereof, (3) the Claiming Party shall not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld) and (4) the Indemnifying Party shall not compromise or settle such Third Party Claim, without the consent of the Claiming Party (which consent will not be unreasonably withheld), if such compromise or settlement (A) provides for (x) relief other than monetary damages or (y) monetary damages if the Indemnifying Party has not acknowledged in writing that it shall be solely responsible for such monetary damages, (B) involves any material limitation on any future operations of the Claiming Party (or any of its Other Indemnified Persons) or (C) does not irrevocably release the Claiming Party (and any applicable Other Indemnified Person) from all Liability regarding such Third Party Claim, other than any monetary Liability being satisfied by the Indemnifying Party hereunder. Notwithstanding the foregoing, if the Claiming Party reasonably believes that a conflict of interest exists in respect of a Third Party Claim or if the defendants in, or targets of, any such action or Proceeding include both the Claiming Party and the Indemnifying Party and the Claiming Party has reasonably concluded upon advice of counsel that there may be legal defenses available to it or to other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, then, in each case, the Claiming Party may retain separate counsel selected by the Claiming Party to represent the Claiming Party in the defense of such Third Party Claim and the reasonable fees and expenses of the Claiming Party in connection therewith shall be paid by the Indemnifying Party.

(iii) Indemnifying Party Does Not Conduct Defense. If the Indemnifying Party does not validly elect to conduct the defense of such Third Party Claim, then the Claiming Party may conduct the defense of such Third Party Claim and the Indemnifying Party shall pay the reasonable fees and expenses of the Claiming Party in connection therewith, and the Claiming Party may compromise or settle such Third Party Claim after receiving the consent of the Indemnifying Party (which consent will not be unreasonably withheld).

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8.6 Exclusive Remedy.

(a) Once a Loss is mutually agreed upon by the Indemnified Party and the Indemnifying Party or is finally adjudicated to be payable pursuant to this Article 8 (each, a “Payable Loss”):

(i) If the Indemnified Party is Parent, Merger Sub, or Merger Sub 2, Parent shall decrease the number of shares of Common Stock comprising the First Anniversary Stock Consideration Payment by an amount equal to the Payable Loss as calculated using the Per Share Value of the First Anniversary Stock Consideration Payment set forth in Exhibit 2.4(b); and

(ii) If the Indemnified Party is a Seller, Parent shall increase the number of shares of Common Stock comprising the First Anniversary Stock Consideration Payment by an amount equal to the Payable Loss as calculated using the Per Share Value of the First Anniversary Stock Consideration Payment set forth in Exhibit 2.4(b).

(b) From and after the Closing, except (i) for all equitable remedies under this Agreement, (ii) obligations relating to Taxes under Section 5.7, or (iii) in the case of fraud, intentional misrepresentation, or intentional breach, the indemnification provided for under this Article 8 is the sole and exclusive remedy of the parties, whether in contract, tort, or otherwise, for all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein or in any certificate or instrument delivered in connection herewith. Notwithstanding anything herein to the contrary, any claim for fraud may only be made against the Person who commits such fraud.

8.7 No Indemnification for Breaches of Representations and Warranties Except for Third Party Claims. Except in connection with Third Party Claims, Sellers have no obligations to indemnify, defend, or hold harmless under Section 8.1(a).

8.8 Indemnification Adjusts Merger Consideration for Tax Purposes. Each Party shall, including retroactively, treat indemnification payments under this Agreement as adjustments to the Merger Consideration for Tax purposes to the extent permitted under Applicable Law.

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Article 9

CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

9.1 Notices. All notices, requests, permissions, waivers, consents, and other communications hereunder must be in writing and will be deemed to have been given only (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by electronic email transmission (including via .pdf files), provided that confirmation of the email transmission is received from the recipient (that is not automatically generated), (c) when delivered, if delivered personally to the intended recipient, or (d) one Business Day following sending by overnight delivery via a national courier service (receipt requested) and, in each case, addressed to a Party at the following address for such Party:

(i)	if to the Company (pre-Closing), the Seller’s Agent, or any Seller,

Fredrick W. Cooper
Ariix, LLC
1284 Hidden Quail Drive
Farmington, UT 84025
Email: fred.cooper@ariix.com

with a copy (which will not constitute notice) to:

Tyler Jones
Ariix, LLC
7158 FLSmidth Dr.
Midvale, Utah 84047
Email: tyler.jones@ariix.com

(ii)	if to Parent, Merger Sub, Merger Sub 2, or the Company (post-Closing),

NewAge, Inc.
2420 17th Street, Suite 220
Denver, CO 80202
Telephone: 303-566-3017
Attention: Brent Willis and Gregory Gould

with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
1144 15th Street, Suite 3400
Denver, CO 80202
Telephone: 303-607-3666
Attention: Jeffrey A. Sherman

or to such other address, facsimile or email as is furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.1.

9.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the Parties is responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Documents, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such Party, provided that Sellers shall also bear the costs and expenses of the Company and their Subsidiaries (including its legal and other professional fees and expenses) accrued or incurred up to and including the Closing in connection with this Agreement and the transactions contemplated hereby. Parent, on one hand, and Sellers, on the other hand, will each bear one-half of the HSR filing fees.

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9.3 Interpretation; Construction. In this Agreement:

(a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, or Section where they appear);

(c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation;”

(g) “or” is used in the sense of “and/or;” “any” is used in the sense of “any or all;” and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule, or other attachment thereto;

(i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, or Exhibit is to an article, Section, schedule, or exhibit, respectively, of this Agreement;

(j) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(m) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and

(n) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

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9.4 No Third-Party Beneficiaries. Except as provided in Section 5.6 and Article 8, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied gives or will be construed to give to any Person other than the Parties and such successors and permitted assigns, any legal or equitable rights, benefits, or remedy of any nature whatsoever under or by reason of this Agreement.

9.5 Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Utah without reference to principles of conflicts of law.

9.6 Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF the state AND FEDERAL courts in SALT LAKE CITY, UTAH and any appellate court therefrom, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, and to the respective court to which an appeal of the decisions of any such court may be taken, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS, BY THE REQUIREMENTS OF Section 9.1 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. Each Party hereby expressly waives any right it may have to a jury trial in any SUCH proceeding.

9.7 Entire Agreement; Amendment; Waiver. This Agreement, including the Disclosure Schedule, other Schedules and Exhibits, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any other existing representation, warranty, covenant, agreement, or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter (and there is no other representation, warranty, covenant, agreement, or similar assurance of any Party regarding such subject matter). No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver (and then only to the extent so expressed). No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

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9.8 Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of the other Party, except as otherwise provided in this Agreement. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section 9.8 is void.

9.9 Severability; Blue-Pencil. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered, in person or by facsimile or electronic image scan, receipt acknowledged, to the other Party.

9.11 Redomestication. Nothing in this Agreement prohibits Parent from redomesticating as a Delaware corporation.

9.12 Termination of Original Agreement. This Agreement supersedes all prior agreements and understandings among the parties with respect to the matters addressed herein, and the Original Agreement is hereby superseded and replaced in its entirety. The amendment and restatement of the Original Agreement by this Agreement is hereby approved by the Parties and complies with the amendment provisions of Section 9.7 of the Original Agreement.

Article 10

CERTAIN DEFINITIONS

“5-Day VWAP” means the volume-weighted average price of the shares of Common Stock, traded on the Nasdaq, or any other national securities exchange on which the shares of Common Stock are then traded, for the give trading days ending on the first trading day immediately preceding the six-month anniversary of the Clsoing.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Document” means, with respect to a Person, any document executed and delivered by such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Annual Balance Sheet Date” means December 31, 2019.

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“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code, or order enacted, adopted, issued, or promulgated by any Governmental Authority.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the state of Colorado are generally authorized or required by Applicable Law to be closed.

“Cash” means the unrestricted cash, cash equivalents, and certificates of deposit of the Company (including marketable securities and short term investments convertible to cash within 90 days, net of any breakage costs required to liquidate such securities and short term investments) deposited in banking institutions in the United States, net of outstanding checks, taxes or other costs associated with, or that would be assessable on, the use or distribution of such cash and any other repatriation costs, calculated in accordance with the GAAP applied on a consistent basis.

“Cash Consideration” means the Closing Cash Consideration and the Six-Month Anniversary Cash Consideration

“Closing Cash Consideration” means cash in the amount of $20,000,000.

“Closing Stock Consideration” means 19,000,000 shares of Common Stock.

“Closing Working Capital” means the amount of (a) all current assets of the Company minus (b) all current liabilities of the Company, in each case calculated in accordance with GAAP applied on a consistent basis.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and other similar Applicable Law regarding continuation of welfare benefits.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of Parent, par value $0.001 per share.

“Company Plan” means a Plan of which the Company or any ERISA Affiliate is a Plan Sponsor, or to which the Company or any ERISA Affiliate otherwise contributes or has contributed or has or may have Liability, or in which any employee of the Company or any ERISA Affiliate otherwise participates.

“Confidential Information” means all confidential, proprietary, or non-public information of or relating to (a) Parent or any of its Affiliates or (b) any of the Company and the Company Subsidiaries that is not otherwise publicly disclosed or generally available (other than as a result of a disclosure by Sellers), including information entrusted to Sellers by others. Without limiting the generality of the foregoing, Confidential Information includes: (a) customer lists, lists of potential customers and details of agreements with customers; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) Intellectual Property, except as published in the normal course of prosecution by a patent office or other agency; (e) sources of supplies; (f) identity of specialized consultants and contractors and Confidential Information developed by them; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) employee information; and (j) information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Confidential Information, as well as information that is the subject of meetings and discussions and not so recorded.

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“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Cooper Non-Compete Agreement” means the non-compete, non-solicit, non-disparagement, and inventions right of first refusal agreement between Parent and Frederick Cooper, in a form to be mutually agreed to and to be executed as of the Closing Date.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, charge, lien, sole or exclusive license, option, right of first offer, right of first refusal or other right to purchase acquire, sell, or dispose, restriction or reservation or any other encumbrance or adverse claim of any kind whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any notice by a Governmental Authority or other Person alleging potential Liability (including potential Liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of or resulting from (a) the presence, or Release into the environment, of any material or form of energy at any location, whether or not owned by the Company or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Applicable Law relating to pollution, compensation for damage or injury caused by pollution or protection of human health, safety or the environment, including any Applicable Law relating to any emission, discharge, Release or possible Release of any pollutant, contaminant, hazardous or toxic material, substance or waste into the environment (including air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) corporation, trade, or business (whether or not incorporated) that is under common control with the Company pursuant to Section 414(b) and (c) of the Code or pursuant to Section 4001 of ERISA.

“Financial Statements” means the financial statements described in Section 3.4(a).

“First Anniversary Stock Consideration Payment” means 25,500,000 shares of Common Stock.

“GAAP” means generally accepted United States accounting principles.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body entitled by Applicable Law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

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“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, asbestos or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation Section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.

“Indebtedness” means, without duplication, any Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the Company and included in the calculation of Closing Working Capital): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument; (c) surety bond; (d) swap or hedging Contract; (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; (h) the deferred purchase price of property or services in respect of which the Company is liable, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities), (i) leases that have been recorded as capital leases in accordance with GAAP, (j) letters and lines of credit (to the extent drawn), bankers’ acceptances or similar facilities, (k) interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements, (l) accrued and unpaid interest, prepayment penalties, premiums, breakage costs, fees or other expenses regarding any of the foregoing or (m) guarantees of any obligations regarding any of the foregoing.

“Intellectual Property” means, in any and all jurisdictions throughout the world, rights in any trademark, service mark, trade name, trade dress, goodwill, patent, copyright, design, logo, formula, invention (whether or not patentable or reduced to practice), concept, domain name, website, social media username (e.g., Twitter handle), personalized subdomain or vanity URL, trade secret, know-how, process, formula, model, research and development, data and databases, confidential information, mask work, product, design, Software, technology or other intangible asset of any nature, whether in use, under development or design or inactive (including any registration, application or renewal regarding any of the foregoing and, with respect to patents, any reissues, divisions, extensions, provisionals, continuations and continuations-in-part thereof).

“IRS” means the United States’ Internal Revenue Service.

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased, or licensed by the Company and the Company Subsidiaries.

“Knowledge” has the following meaning: (a) the Company has “Knowledge” of a particular fact or other matter if Fredrick Cooper, Tyler Jones, Jeff Yates, or Scott Schwendiman, is aware of such fact or matter or would be aware of such fact or matter, following due inquiry; and (b) Parent has “Knowledge” of a particular fact or other matter if Brent Willis, Greg Gould, Mike Drake, or Carl Aure, is aware of such fact or matter or would be aware of such fact or matter, following due inquiry.

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“Liability” means any debt, liability, or obligation, of whatever kind or nature, primary or secondary, direct or indirect, accrued or fixed, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured and determined or undetermined, including under any Contract).

“Loss” means any claim, demand, deficiency, Liability, loss, fine, interest, penalty, assessment, out-of-pocket cost, or expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses), or damage.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code, or other Software program designed to or able to, without the knowledge and authorization of the Company, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Material Adverse Effect” means any effect, event, occurrence, circumstance, change or condition that, individually or in the aggregate, (x) has had or is reasonably likely to have a materially adverse effect on (1) the Business or the rights, liabilities, properties, assets, prospects, or condition (financial or otherwise) of the Company or (2) the Company’s industry generally, or (y) would or would reasonably be expected to materially and adversely affect the ability of Sellers and the Company to consummate the transactions contemplated hereby. The following will be taken in account in determining the occurrence (or possible occurrence) of a Material Adverse Effect: pandemics (including the COVID-19 pandemic), earthquakes, floods, hurricanes, wars, armed conflicts, terrorist attacks, tornados or other natural disasters, weather-related events, force majeure events, systemic risks, and other comparable events, occurrences, circumstances, changes and conditions. None of the following will be taken into account in determining the occurrence (or possible occurrence) of a Material Adverse Effect for purposes of clause (x) above: (a) the reaction (including subsequent actions) of any Person (other than a Governmental Authority) not a Party to any transaction contemplated herein resulting from the public announcement of this Agreement, any transaction contemplated herein or otherwise; (b) the taking of any action required by this Agreement; and (c) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof or effect resulting therefrom.

“Multiemployer Plan” has the meaning given in Section 3(37) of ERISA.

“Non-Compete Period” means the period commencing on the Closing Date and ending on the second anniversary of the Closing Date.

“Open Source Software” means any Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Order” means any order, writ, injunction, decree, judgment, award, or determination of or from any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance, or status of or regarding a Person that is consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; or (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person.

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“Other Indemnified Person” means, for any Person, such Person’s Affiliates, and each of such Person’s and each of such Affiliate’s officers, directors, partners, members, governors, managers, and permitted successors and assigns. For avoidance of doubt, from and after the Closing, the Company shall be Other Indemnified Persons of Parent.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Parent Material Adverse Effect” means any effect, event, occurrence, circumstance, change or condition that, individually or in the aggregate, (x) has had or is reasonably likely to have a materially adverse effect on (1) the business or the rights, liabilities, properties, assets, prospects, or condition (financial or otherwise) of Parent or (2) the Parent’s industry generally, or (y) would or would reasonably be expected to materially and adversely affect the ability of Parent to consummate the transactions contemplated hereby. The following will be taken in account in determining the occurrence (or possible occurrence) of a Material Adverse Effect: pandemics (including the COVID-19 pandemic), earthquakes, floods, hurricanes, wars, armed conflicts, terrorist attacks, tornados or other natural disasters, weather-related events, force majeure events, systemic risks, and other comparable events, occurrences, circumstances, changes and conditions. None of the following will be taken into account in determining the occurrence (or possible occurrence) of a Parent Material Adverse Effect for purposes of clause (x) above: (a) the reaction (including subsequent actions) of any Person (other than a Governmental Authority) not a Party to any transaction contemplated herein resulting from the public announcement of this Agreement, any transaction contemplated herein or otherwise; (b) the taking of any action required by this Agreement; and (c) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof or effect resulting therefrom.

“Party” means (a) the Company and Sellers (taken as a whole) or (b) Parent, Merger Sub, and Merger Sub 2 (taken as a whole).

“Permit” means any license or permit from, or registration with, a Governmental Authority.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established in the Financial Statements; (b) Encumbrance arising under any original purchase price conditional sales contract or equipment lease; (c) easement, right-of-way, covenant, condition or restriction of record; (d) easement, right-of-way, covenant, condition or restriction not of record as to which no violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the use or operation, or materially impair the value, of any asset to which it relates in the conduct of the Business of the Company; (e) zoning or other Encumbrance imposed by any Governmental Authority; (f) pledge or deposit to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation; or (g) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s lien or similar Encumbrance arising or incurred in the Ordinary Course of Business of the Company that secures any amount that is not overdue or that is being contested in good faith and for which adequate accruals or reserves have been established in the Financial Statements.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

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“Plan” means any written or oral “employee benefit plan” (as such term is defined in section 3(3) of ERISA but whether or not subject to ERISA) and any other employee benefit plan, scheme, program, agreement or policy, practice, arrangement of any kind, including any: stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; executive compensation plan; bonus, retention or sale bonus, incentive compensation, deferred compensation or profit-sharing plan; or arrangement regarding any medical, welfare, severance, termination, retirement, vacation, holiday, sick leave, fringe benefit, educational assistance, employee loan, pre-Tax premium or flexible spending account plan or life insurance.

“Plan Sponsor” has the meaning given in Section 3(16)(B) of ERISA.

“Pre-Closing Taxes” means any and all Taxes and claims for Taxes (a) for which the Company is liable attributable to, or arising in respect of, any Pre-Closing Tax Period (in the case of any Straddle Period, as determined in accordance with Section 5.7, together with any interest, penalty, or addition to Tax accruing after the Closing Date on any Taxes described in this clause (a); (b) of any member of an Affiliated Group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor of such regulation or any analogous or similar national, state, local, or foreign Law); (c) of any Person for which the Company is liable as a transferee or successor, by Contract, or pursuant to any Law rule or regulation for any Pre-Closing Tax Period and for which such Taxes relate to an event or transaction occurring before the Closing; (d) arising out of or resulting from the transactions contemplated by this Agreement, including any withholding and the Company’s portion of applicable payroll taxes; (e) any Transfer Taxes; (f) arising out of or resulting from any inclusion under Section 951 of the Code (or any similar or corresponding provision of state or local Law) in respect of any “foreign corporation” owned (directly or indirectly) by the Company to the extent such inclusion results from any transactions or ownership of assets occurring between the beginning of the taxable year of such foreign corporation that includes the Closing Date and through the Closing; or (g) arising out of or resulting from a breach of any representation or warranties made in Section 3.5 or any breach or non-performance of Section 5.7. Pre-Closing Taxes will also include (i) any liability for Tax payments required to be made after the Closing under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract to which the Company was obligated or was a party on or prior to the Closing Date and (ii) any Losses relating to Pre-Closing Taxes.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on the Closing Date.

“Proceeding” means any action, arbitration, audit, investigation, litigation, proceeding, or suit (whether civil, criminal, or administrative), in each case that is commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility, or fixture.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” means the representations and warranties of the Sellers set forth in Sections 3.1, 3.2, 3.3(a), 3.5, 3.20 and 3.23.

“Severance Stock” means up to 1,666,667 shares of Common Stock.

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“Shareholder Approval” means the shareholder approval contemplated by Nasdaq Listing Standard Rule 5635 with respect to the issuance of shares of Common Stock comprising the First Anniversary Stock Consideration Payment, the Thirty-Day Stock Consideration, and Severance Stock; provided, however, that the Shareholder Approval is deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of The Nasdaq Capital Market, such shareholder approval is no longer required for Parent to issue all of the shares of Common Stock comprising the First Anniversary Stock Consideration Payment, Thirty-Day Stock Consideration, and Severance Stock.

“Six-Month Anniversary Cash Consideration” means cash in the amount of $10,000,000.

“Software” means all computer software, including but not limited to application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers, and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media.

“Stock Consideration” means 51,500,000 shares of Common Stock, subject to adjustment, comprising the Closing Stock Consideration, the Thirty-Day Stock Consideration, and First Anniversary Stock Consideration Payments.

“Straddle Period” means any complete Tax period of the Company relating to any Tax that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person or to otherwise control such Person as the managing member, general partner, or similar position), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Target Closing Working Capital” means $11,000,000.00.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, escheat, escheat or unclaimed property, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Thirty-Day Stock Consideration” means 7,000,000 shares of Common Stock.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of the purchase of the Membership Interests by Parent, together with any penalty, interest and addition to any such item with respect to such item.

“Treasury Regulations” means the regulations prescribed under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

*     *     *     *     *

[Signature Page Follows]

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Signed:

PARENT:

NewAge, Inc.

By:	/s/ Brent Willis
Name:	Brent Willis
Its:	Chief Executive Officer

MERGER SUB:

ARIEL MERGER SUB, LLC

By:	/s/ Brent Willis
Name:	Brent Willis
Its:	Manager

MERGER SUB 2:

ARIEL MERGER SUB 2, LLC

By:	/s/ Brent Willis
Name:	Brent Willis
Its:	Manager

THE COMPANY:

ARIIX, LLC

By:	/s/ Frederick W. Cooper
Name:	Frederick W. Cooper
Its:	CEO

By:	/s/ Jeffrey Yates
Name:	Jeffrey Yates
Its:	Manager

By:	/s/ Riley Timmer
Name:	Riley Timmer
Its:	Manager

SELLERS:

Cooper Family Investments

By:	/s/ Frederick W. Cooper
Frederick W. Cooper
Its:

Dr. Frederick W. Cooper

/s/ Frederick W. Cooper
Frederick W. Cooper

Yates Family Investments

By:	/s/ Jeffrey Yates
Jeffrey Yates
Its:

Jeffrey Yates

/s/ Jeffrey Yates
Jeffrey Yates

Wilson Family Holdings

By:	/s/ Mark Wilson
Mark Wilson
Its:

Mark Wilson

/s/ Mark Wilson
Mark Wilson

Timmer Family Investments

By:	/s/ Riley Timmer
Riley Timmer
Its:

Riley Timmer

/s/ Riley Timmer
Riley Timmer

Chandler Family Investments

By:	/s/ Ian Chandler
Ian Chandler
Its:

Ian Chandler

/s/ Ian Chandler
Ian Chandler

SELLERS AGENT:

/s/ Frederick W. Cooper
Name:	Frederick W. Cooper